UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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THE AZEK COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE AZEPANY 2022 PROXY STATEMENT

THE AZEK COMPANY INC.

1330 W FULTON STREET #350

CHICAGO, ILLINOIS 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Eastern Time on Tuesday, February 28, 2023

Dear Stockholder of The AZEK Company Inc.:

You are cordially invited to attend the 2023 annual meeting of stockholders, or the Annual Meeting, of The AZEK Company Inc., a Delaware corporation, or AZEK, which will be held virtually, via live audio webcast at www.virtualshareholdermeeting.com/AZEK2023, on Tuesday, February 28, 2023 at 10:00 a.m. Eastern Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect the four Class III directors named in the accompanying proxy statement, each to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2023;
3.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers;
4.	To approve an amendment to our restated certificate of incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law; and
5.	To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One of the accompanying proxy statement, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm as described in Proposal Two, “FOR” the approval of the compensation of our named executive officers as described in Proposal Three and “FOR” the amendment to our restated certificate of incorporation as described in Proposal Four.

Our board of directors has fixed the close of business on January 5, 2023 as the record date, or the Record Date, for the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/AZEK2023 and to ask questions and/or vote, you will be required to enter the 16-digit control number found on your proxy card, voting instruction form or notice previously received. Stockholders may vote in advance of the Annual Meeting at www.proxyvote.com or by telephone at 1-800-690-6903, 24 hours a day through 11:59 p.m. Eastern Time on the day before the Annual Meeting and may vote during the Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/AZEK2023.

Each share of common stock that you own represents one vote for each of the matters to be acted upon at the Annual Meeting, except that each share of Class B common stock represents zero votes for the election of the four directors referred to above and any other matter relating to the election, replacement or removal of directors.

We appreciate your continued support of AZEK.

By order of the board of directors,

Jesse Singh
Chief Executive Officer, President and Director
Chicago, Illinois
January , 2023

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy as soon as possible by following the voting procedures described in these proxy materials.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
2023 Annual Meeting Information	1
Matters To Be Voted Upon and Voting Recommendations	1
2022 Financial Performance Highlights	1
Who We Are at Our Core	2
Corporate Governance Highlights	3
Environmental and Social Best Practices	3
Executive Compensation Highlights and Pay-for-Performance Alignment	4
Human Capital and Diversity, Equity and Inclusion	5
Director Nominees	6
Director Skills, Qualifications and Diversity	7
Director Independence, Diversity and Refreshment	7
Stockholder Engagement	8
NOTICE OF AVAILABILITY OF PROXY MATERIALS	9
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING	9
Why are you holding a virtual Annual Meeting and how can stockholders attend?	9
What matters am I voting on and how does the board of directors recommend that I vote?	10
Who is entitled to vote?	10
Why are there two classes of common stock and how are they different?	10
Stockholders of record; shares registered in your name	11
Street name stockholders	11
How many votes are needed for approval of each proposal?	11
What is a quorum?	12
How do I vote?	12
Can I change my vote?	12
What is the effect of giving a proxy?	12
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	12
How are proxies solicited for the Annual Meeting?	13
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?	13
Where can I find the voting results of the Annual Meeting?	13
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	13
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?	14
Availability of amended and restated bylaws	15
BOARD OF DIRECTORS	16
Board of Directors Composition	16
Nominees for Director	17
Continuing Directors	19
PROPOSAL NO. 1: ELECTION OF DIRECTORS	21
Nominees	21
Vote Required; Recommendation of the Board of Directors	21
CORPORATE GOVERNANCE	22
Corporate Governance Overview and Fiscal 2022 Highlights	22
Board Leadership	23
Director Independence	23
Meetings of the Board of Directors	23
Board Committees	23
Membership and Functions of the Committees of the Board	24
Corporate Governance Guidelines	25
Identification and Evaluation of Nominees for Directors; Board Diversity	26
Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers	26
Hedging and Pledging Policies, Derivatives Trading	27
Stock Ownership Policy	27
Related Persons Transaction Policy	28
Role of the Board in Risk Oversight; Cybersecurity Risk	28

2023 THE AZEK COMPANY Proxy Statement	i	TABLE OF CONTENTS

Role of the Board in ESG Oversight	28
Communications with the Board of Directors	29
Non-Employee Director Compensation	29
Director and Officer Indemnification Agreements	30
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
Fees Paid to the Independent Registered Public Accounting Firm	31
Auditor Independence	32
Pre-Approval Policies and Procedures	32
Vote Required; Recommendation of the Board of Directors	32
REPORT OF THE AUDIT COMMITTEE	33
EXECUTIVE OFFICERS	34
COMPENSATION DISCUSSION AND ANALYSIS	36
Fiscal 2022 Company Performance and Pay-for-Performance Alignment	36
Compensation Philosophy	38
Roles and Responsibilities	39
Benchmarking	40
Elements of Executive Compensation	40
2022 NEO Compensation Details	40
Compensation Committee Interlocks and Insider Participation	46
Compensation Committee Report	47
Fiscal Year 2022 – Compensation Tables and Related Disclosures	48
Summary Compensation Table	48
Grants of Plan Based Awards	49
Outstanding Equity Awards at 2022 Fiscal Year-End	51
Option Exercises and Stock Vested	52
Potential Payments and Benefits upon Termination or Change-in-Control	53
2022 PAY RATIO DISCLOSURE	55
PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	56
PROPOSAL NO. 4: APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW	57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	59
RELATED PERSON TRANSACTIONS	62
Stockholders Agreement	62
Registration Rights Agreement	62
Limitations of Liability; Indemnification of Officers and Directors	62
Purchases of Products in the Ordinary Course of Business	63
ADDITIONAL INFORMATION	64
2022 Annual Report; SEC Filings and Regulation FD	64
Special Note Regarding Forward-Looking Statements	64
OTHER MATTERS	65
ANNEX A	A-1

2023 THE AZEK COMPANY Proxy Statement	ii	TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This proxy statement summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting. In this proxy statement, the terms “AZEK,” “the Company,” “we,” “us” and “our” refer to The AZEK Company Inc.

2023 Annual Meeting Information

MEETING DATE:	February 28, 2023	RECORD DATE:	January 5, 2023

MEETING PLACE:	www.virtualshareholdermeeting.com/AZEK2023	MEETING TIME:	10:00 a.m. Eastern

Matters To Be Voted Upon and Voting Recommendations

AGENDA ITEM		BOARD RECOMMENDATION	PAGE REFERENCE
(1)	Election of directors	FOR	21
(2)	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023	FOR	31
(3)	Advisory resolution approving the compensation of our named executive officers	FOR	56
(4)	Approval of an amendment to our restated certificate of incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law	FOR	57

2022 Financial Performance Highlights

$1.36B FY2022 NET SALES (UP 15% FROM FY2021) $75M FY2022 NET INCOME (DOWN 19% FROM FY2021) $301M FY2022 ADJUSTED EBITDA (UP 10% FROM FY2021) (1)

(1) For a discussion of Adjusted EBITDA, including a reconciliation to net income, its closest comparable GAAP measure, see pages 45-48 of our 2022 Annual Report as filed with the SEC on November 29, 2022.

2023 THE AZEK COMPANY Proxy Statement	1	PROXY SUMMARY

Who We Are at Our Core

Our core values guide how we work—influencing our decisions, our interactions with colleagues and customers and our standards for behavior. It is in part due to our fundamental commitment to living our core values that our employees are inspired to be part of our winning team and culture.

Always Do the Right Thing

We make decisions according to what is right, not what is cheapest, fastest or easiest. We always operate with integrity, transparency and courage.

It Starts and Ends with the Customer

For every action we take, we ask ourselves, “How will this affect our customers?” Our responsibility is to understand their expectations, then surpass them.

Value Every Individual

We strive to truly understand our colleagues’ everyday realities and empathize with their challenges and aspirations. We are committed to providing an inclusive culture where every individual feels engaged, safe, respected and supported with the necessary tools to be successful.

Lead Through Innovation

We consistently bring unique, high-tech and environmentally sustainable products to market. We are constantly investing in the future, creating new solutions to address current and future opportunities.

The Best Team Wins

Our goal is to win, period. We hire and develop the most talented individuals, with a focus on bringing diverse perspectives together in pursuit of this shared goal.

Better Today Than Yesterday

We always ask, “How can we do this better?” We accomplish every goal by rigorously implementing the AZEK Integrated Management System (AIMS). Our continuous improvement methodology includes Policy Deployment, Lean Six Sigma, Sales and Operations Planning, Stage Gate and Digital.

2023 THE AZEK COMPANY Proxy Statement	2	PROXY SUMMARY

Corporate Governance Highlights

BOARD OF DIRECTORS	•	Independent board chairperson
	•	Board composed of all non-employee directors (other than CEO)
	•	100% independent committee members
	•	Approximately 50% board gender and/or race/ethnic diversity
	•	Include gender and ethnically diverse candidates in any pool of candidates from which board of director nominees are chosen
	•	Demonstrated board refreshment and diverse skills represented
	•	Independent directors regularly meet in executive sessions without management
	•	Three audit committee financial experts serving on audit committee
	•	Board declassification in process and to be completed by 2025

CORPORATE GOVERNANCE	•	Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock applicable to all employees and directors
	•	Robust stock ownership policy for officers and directors
	•	Clawback policy in place applicable to executive officers allowing for recovery of certain compensation
	•	Robust whistleblowing procedures and strict non-retaliation policy

Environmental and Social Best Practices

BOARD OVERSIGHT OF ESG RELATED STRATEGIES, POLICIES AND DISCLOSURES	PRODUCTS MADE FROM UP TO 90% RECYCLED MATERIAL	COMMITTED TO SET SCIENCE-BASED EMISSIONS REDUCTION TARGETS VIA SCIENCE-BASED TARGETS INITIATIVE

APPROXIMATELY 60% EXECUTIVE TEAM GENDER AND/OR RACE/ETHNIC DIVERSITY	NAMED A TOP WORKPLACE BY CHICAGO TRIBUNE AND 2022 ESG GAMECHANGER BY COHNREZNICK	COMMITTED TO USE ONE BILLION POUNDS OF WASTE AND SCRAP ANNUALLY BY THE END OF 2026

2023 THE AZEK COMPANY Proxy Statement	3	PROXY SUMMARY

Executive Compensation Highlights and Pay-for-Performance Alignment

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value, all while protecting against excessive risk taking. Our executive compensation program is described in more detail in the Compensation Discussion and Analysis section beginning on page 36 of this proxy statement. The following table summarizes our key executive compensation practices:

✓ WHAT WE DO	✘ WHAT WE DON’T DO
• Benchmark for total target compensation among our peers with an independent compensation consultant	• No hedging of our stock by employees
• Cap incentive program payments	• No pledging of our stock by employees
• Maintain a clawback policy	• No excessive perquisites
• Maintain robust stock ownership requirements	• No option repricing without stockholder approval
• Fully disclose incentive plan targets and results	• No evergreen provision in omnibus incentive plan
• Provide 50% of our annual long-term incentives in the form of performance-based compensation	• No delivery of payment of dividends on unvested equity awards prior to vesting

We believe in paying for performance and that tying a significant portion of our named executive officers’, or our NEOs’, compensation to our long-term financial and growth objectives aligns the interests of our NEOs with the interests of our stockholders. For fiscal year 2022, the following factors highlight our commitment to our pay-for-performance philosophy:

•

Approximately 82% of our Chief Executive Officer’s target compensation and approximately 62% of our other NEOs’ target compensation, on average, was “at risk” in that the ultimate realized value is dependent on the achievement of performance goals or subject to changes in our stock price;

•

Approximately 61% of our Chief Executive Officer’s target compensation and approximately 42% of our other NEOs’ target compensation, on average, was granted in the form of long-term equity incentive compensation, the value of which is linked directly to our share price, further aligning management with the interests of our stockholders; and

•

Approximately 51% of our Chief Executive Officer’s target compensation and approximately 41% of our other NEOs’ target compensation, on average, was contingent upon our achievement of pre-established net sales, Adjusted EBITDA and, in the case of PSUs, return on assets targets.

In each case, target compensation consists of base salary, target annual incentive awards and long-term incentive awards. For more information, see “Compensation Discussion and Analysis—Fiscal Year 2022—Compensation Tables and Narrative Disclosures—Summary Compensation Table.” Figures may not sum to 100% due to rounding.

2023 THE AZEK COMPANY Proxy Statement	4	PROXY SUMMARY

Fiscal Year 2022 Pay-for-Performance Alignment

At the beginning of fiscal year 2022, the compensation committee established performance targets for fiscal year 2022 executive compensation.  Target net sales and Adjusted EBITDA goals for fiscal year 2022 were set at approximately $1.37 billion and $325 million, respectively, reflecting approximately 16.5% and 18.5% growth for such metrics year-over-year, and were intended to meet or exceed our annual guidance for the year and what the compensation committee considered appropriately challenging but reasonably achievable expectations for our performance at the time such targets were set.  Actual results for fiscal year 2022 reflected approximately 15% net sales growth and approximately 10% Adjusted EBITDA growth year-over-year, below the annual incentive plan targets established by our compensation committee.

Consistent with our pay-for-performance philosophy and after adjustment for certain acquisitions not contemplated at the time our financial performance targets were established, our annual incentive plan for fiscal year 2022 paid out at approximately 63% of target for the financial performance component, compared to approximately 200% for fiscal year 2021.  The financial performance component of the annual incentive awards for our NEOs makes up 75% of the total target awards.

Further, a decline in our stock price during fiscal year 2022 has correspondingly decreased the value of the long-term equity compensation previously granted to our executives. For example, the ultimate value of time-based restricted stock units, or RSUs, granted to our NEOs in fiscal year 2022 is linked directly to our share price. During fiscal year 2022, the value of the RSUs granted to our NEOs decreased by approximately 60%. Further, as a result of the decline in our stock price, all of the service-vesting, non-qualified stock options, or stock options, awarded to our NEOs to date have exercise prices above the share price of our common stock as of September 30, 2022. Such options will only provide value to our NEOs if our share price rises above the options’ exercise prices in the future. Finally, while no PSUs have reached the end of their performance periods to date, our performance over fiscal year 2022 will impact their eventual value upon vesting, thereby continuing to align our NEOs’ compensation to the value delivered to our stockholders. Total CEO compensation as reflected on the Summary Compensation Table for fiscal year 2022 declined approximately 20% compared to fiscal year 2021 due primarily to not meeting pre-established Company performance targets and the reduced payout of our annual incentive plan as a result.

The following chart illustrates our pay-for-performance compensation philosophy by comparing our CEO’s fiscal years 2022 and 2021 total target compensation to his fiscal years 2022 and 2021 realizable compensation, shown against our common stock price performance during the fiscal year. Realizable compensation includes (i) base salary paid during the fiscal year, (ii) cash bonus compensation paid during the fiscal year, excluding annual incentive award amounts, (iii) actual earned annual cash incentive award amounts paid for the fiscal year, (iii) the value of long-term incentive awards granted during the fiscal year, measured as of the end of the fiscal year, and (iv) all other compensation actually paid or received for the fiscal year.

Human Capital and Diversity, Equity and Inclusion

We are committed to social responsibility within our workforce and our community and have adopted human capital and human rights management policies to further our commitment to social responsibility. Our culture is driven by a shared passion for our values, mission and performance. It is an inclusive culture of innovative, growth-minded individuals committed to always doing the right thing, continuous improvement and solving problems for our customers and partners.

2023 THE AZEK COMPANY Proxy Statement	5	PROXY SUMMARY

We compensate our employees according to our fair remuneration policies and believe deeply in paying for performance. We also provide attractive benefits that promote the health of our employees and their families including medical, dental and vision coverage, company-paid life insurance, short and long-term disability, health savings accounts, flexible spending accounts and an employee assistance program. We are also committed to the financial wellness of our employees and have launched several resources and policies in alignment with this, including a 401(k) plan with a company match, an employee stock purchase program with a company match, or the 2021 ESPP, a parental leave policy and a military leave policy for our active military members. We have implemented recruitment strategies that enable us to hire and retain diverse and highly talented employees that bring a diverse range of thought and skills to the business. Specifically, we have committed to include diverse candidates in any pool of candidates from which employees are chosen. In our employee selection process and the operation of our business, we adhere to equal employment opportunity policies. Additionally, we work to build an inclusive culture of continued learning by offering a comprehensive training program which includes diversity-focused and leadership development trainings in order to provide employees opportunities to broaden their perspective and develop their skills in application to the business.

Our employees frequently hear from executive management, especially the Chief Executive Officer, who leads all-employee town halls where he provides business updates, aligns employees to our mission and values, and answers questions submitted directly from employees. He also regularly meets with small groups of employees to receive their feedback on the business. On an annual basis, we distribute an employee engagement survey that allows us to identify areas of strength and opportunities for improvement to ensure continued engagement, satisfaction and retention of our employees. We are also proud to develop a culture that celebrates the individuality of our employees while providing a supportive team environment. We host quarterly, diversity-focused engagement events frequently featuring employees themselves, and even members from our Board of Directors. In fiscal 2022, we launched two new employee resource groups that provide resources and support to our employees and are active in our local communities. We also provide opportunities for employees to get involved in the community as volunteers, whether in support of sustainability or people-focused initiatives. We implemented an employee charitable match program that matched donations made by employees and contributes in recognition of volunteer hours served to eligible charitable organizations. These programs fall under our Bringing Forward the Best of AZEK culture initiative which focuses on Diversity, Equity and Inclusion (DEI), leadership development and values-alignment.

In recognition of creating a culture where employees feel highly engaged, appreciated and fulfilled, we were named one of Chicago Tribune’s Top Workplaces for the second year in a row in 2022.

Director Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Gary Hendrickson, Howard Heckes, Bennett Rosenthal and Jesse Singh as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Hendrickson, Heckes, Rosenthal and Singh will serve as Class III directors until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

Gary Hendrickson served as the Chairman and Chief Executive Officer of the Valspar Corporation, a global paint and coatings manufacturer, from June 2011 to June 2017, and was its President and Chief Operating Officer from February 2008 until June 2011. Mr. Hendrickson’s experience as President and Chief Executive Officer of a global company provides expertise in corporate leadership and development and execution of business growth strategy. He also brings to the board of directors significant global experience and knowledge of competitive strategy.

Howard Heckes is the President and Chief Executive Officer of Masonite International Corporation. Prior to joining Masonite, Mr. Heckes served as Chief Executive Officer of Energy Management Collaborative, a privately held company providing LED lighting and controls and IoT conversion systems and service solutions and served in various senior operations roles at The Valspar Corporation, including as Executive Vice President and President of Global Coatings and as Senior Vice President, Global Consumer. Mr. Heckes brings to our board of directors extensive experience in corporate leadership, the development and execution of business growth strategies and significant consumer brand and business operating experience.

Bennett Rosenthal is a Co-Founder, Director and Partner of Ares Management Corporation and Co-Chairman of the Ares Private Equity Group. He is a member of the Ares Executive Management Committee and the Ares Diversity, Equity and Inclusion Council. Mr. Rosenthal additionally serves as the Co-Chairman of the Board of Directors of Ares Capital Corporation. Mr. Rosenthal’s extensive experience in the financial industry as well as the management of private equity in particular and his experience as a director of other public and private companies give the board of directors valuable insight.

Jesse Singh is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

2023 THE AZEK COMPANY Proxy Statement	6	PROXY SUMMARY

Director Skills, Qualifications and Diversity

Our directors possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. Our board also believes in the importance of diversity and inclusion and regularly evaluates diversity as part of its regular board evaluation process. Our board also maintains a policy of ensuring diverse candidates are included in any pool of candidates interviewed for open director positions, whether such position will be filled by a board appointment for a current vacancy or by a stockholder vote. Currently, women and racially/ethnically diverse directors represent approximately 50% of our board. In addition, our board believes that a balance of director tenures is important to maintaining continuity of our corporate vision and strategy while also recognizing the value of fresh insights and ideas that new directors can bring to our Company, and the board regularly considers and interviews candidates for potential membership. At present, our average director tenure is approximately four and a half years.

The below charts highlight the various skills and qualifications, diversity, independence and tenure metrics that are currently reflected on our board and believes are relevant to the Company’s current profile and strategic needs.

Director Independence, Diversity and Refreshment

33%	OF COMMITTEES CHAIRED BY WOMEN	4.5	AVERAGE YEARS OF DIRECTOR TENURE	38-66	AGE RANGE OF DIRECTORS AND NOMINEES

2023 THE AZEK COMPANY Proxy Statement	7	PROXY SUMMARY

Stockholder Engagement

We maintain a robust year-round stockholder engagement program to properly understand stockholder interests, and our senior management and investor relations team routinely communicate with our stockholders to solicit their views with respect to key corporate matters, such as corporate strategy, corporate governance, risk oversight, ESG matters and human capital deployment. In fiscal year 2022, we interacted with stockholders who owned shares of common stock representing approximately 77% of the outstanding shares of our common stock as of September 30, 2022, and engaged with all stockholders who contacted us to discuss corporate governance, executive compensation and ESG matters. The below information highlights our stockholder engagement efforts in 2022.  We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

WHO WE ENGAGE	HOW WE ENGAGE	KEY TOPICS OF ENGAGEMENT
• Institutional Investors	• One-on-one and Group meetings	• Overall Business Strategy
• Sell-side Analysts	• Earnings Calls	• Current Business Conditions
• Retail Stockholders	• Industry Presentations and Conferences	• Financial Updates
• Proxy Advisory Firms	• Written and Electronic Communications	• ESG Matters
KEY ENGAGEMENT RESOURCES
• Our Website at investors.azekco.com	• Annual Proxy Statement	• Annual Report
• Quarterly Earnings	• Annual Meeting	• ESG Report

2022 Stockholder Engagement by the Numbers

~270	Number of Attendees at Our Investor Day at the NYSE in June 2022	85%	Percentage of Top 20 Holders, as of September 30, 2022, of our Common Stock with whom We Engaged	~275	Investor Interactions in FY2022

2023 THE AZEK COMPANY Proxy Statement	8	PROXY SUMMARY

THE AZEK COMPANY INC.

PROXY STATEMENT FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Eastern Time on Tuesday, February 28, 2023

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders, or the Annual Meeting, of The AZEK Company Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually via live audio webcast on Tuesday, February 28, 2023 at 10:00 a.m. Eastern Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/AZEK2023 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

Our board of directors has fixed the close of business on January 5, 2023 as the record date, or the Record Date, for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our annual report on Form 10-K for our fiscal year 2022, or our 2022 Annual Report, is first being mailed on or about January 17, 2023 to all stockholders entitled to vote at the Annual Meeting.

In this proxy statement, the terms “AZEK,” “the Company,” “we,” “us” and “our” refer to The AZEK Company Inc. The mailing address of our principal executive offices is 1330 W Fulton Street #350, Chicago, Illinois 60607.

Notice of availability of proxy materials

On or about January 17, 2023, we expect to mail to our stockholders the Notice. The Notice provides instructions on how to vote via the Internet, mobile device, or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our 2022 Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

Questions and answers about the proxy materials and our annual meeting

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and shall not be deemed filed under the Securities Act or the Exchange Act, and references to our website address in this proxy statement are inactive textual references only.

Why are you holding a virtual Annual Meeting and how can stockholders attend?

We will be hosting the Annual Meeting via live webcast only. In addition to supporting the health and well-being of our stockholders and other meeting participants, we also believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs

2023 THE AZEK COMPANY Proxy Statement	9	QUESTIONS AND ANSWERS

and enable improved communication. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/AZEK2023 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.

The Annual Meeting live webcast will begin promptly at 10:00 a.m. Eastern Time on Tuesday, February 28, 2022. Stockholders may vote and submit questions while attending the meeting online. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/AZEK2023.

What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL		BOARD OF DIRECTORS VOTING RECOMMENDATION

PROPOSAL NO. 1	The election of four Class III directors to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee
PROPOSAL NO. 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our year ending September 30, 2023.	FOR
PROPOSAL NO. 3	Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.	FOR
PROPOSAL NO. 4	Approval of an amendment to our restated certificate of incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.	FOR

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. You may be asked to consider any other business that properly comes before the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock as of the close of business on the Record Date will be entitled to one vote for each share of our Class A common stock held by them on the Record Date with respect to all matters to be acted upon at the Annual Meeting. The sole holder of our Class B common stock as of the close of business on the Record Date will be entitled to one vote for each share of our Class B common stock held by it on the Record Date with respect to all matters to be acted upon at the Annual Meeting other than those matters that relate to the election, removal or replacement of directors. As of the Record Date, there were 150,728,023 shares of our Class A common stock and 100 shares of our Class B common stock outstanding. We refer to our Class A common stock and our Class B common stock collectively as our common stock. Stockholders do not have cumulative voting rights for the election of directors.

Why are there two classes of common stock and how are they different?

Our Class A common stock is ordinary common stock and is the class of stock owned by virtually all of our stockholders. Our Class B common stock is identical to Class A common stock, except it cannot vote for the election, replacement or removal of directors. Currently, there are only 100 shares of Class B common stock outstanding out of a total of approximately 151 million shares of our aggregate outstanding common stock, comprising less than 0.01% of our outstanding common stock. All shares of Class B common stock are held by one stockholder, Ontario Teachers' Pension Plan Board, or OTPP. We maintain Class B common stock because OTPP, as a Canadian pension fund, is prohibited from investing monies of the Ontario Teachers’ Pension Plan, directly or indirectly, in securities of a corporation to which are attached more than 30% of the votes that may be cast for the election of directors of the corporation. When we became a public company, the Class B common stock was created to ensure OTPP’s ability to continue to comply with applicable law, regardless of changes to our capital structure. In order to guarantee this protection and flexibility for OTPP, pursuant to our restated certificate of incorporation, or our Certificate, shares of Class A common stock and shares of Class B common stock are freely convertible into each other, provided that the converting stockholder already owns shares of Class B common stock. Because OTPP has always

2023 THE AZEK COMPANY Proxy Statement	10	QUESTIONS AND ANSWERS

been, and remains, the only Class B stockholder, OTPP is the only stockholder that can ever own shares of Class B common stock, and it does so at their election.

Stockholders of record; shares registered in your name

If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street name stockholders

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Street name stockholders are also invited to attend the virtual Annual Meeting. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

PROPOSAL		VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

PROPOSAL NO. 1	The election of four Class III directors to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified.

Our bylaws state that, to be elected, a nominee must receive a plurality of the votes, which means that the nominees that receive the highest number of votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our year ending September 30, 2023.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in its discretion.  Therefore, no broker non-votes are expected in connection with this proposal.

PROPOSAL NO. 3	Approval, on an advisory, non-binding basis, of the compensation of our named executive officers

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 4	Approval of an amendment to our restated certificate of incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law

Approval of the amendment requires the affirmative vote of the holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock outstanding, voting together as a single class.  Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.

2023 THE AZEK COMPANY Proxy Statement	11	QUESTIONS AND ANSWERS

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our bylaws and Delaware law. The presence in person or represented by proxy of the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote on a matter at the Annual Meeting will constitute a quorum for that matter at the Annual Meeting. Where a separate vote by a class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 27, 2023 (have your Notice or proxy card in hand when you visit the website);
•	By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on February 27, 2023 (have your Notice or proxy card in hand when you call);
•	By completing and mailing your proxy card (if you received printed proxy materials) to be received by 6:00 p.m. Eastern Time on February 27, 2023; or
•

By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/AZEK2023, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time by:

•	entering a new vote by Internet or by telephone before the Annual Meeting;
•

delivering a written notice of revocation or completing and returning a later-dated proxy card before 6:00 p.m. Eastern Time on February 27, 2023 to the Corporate Secretary of AZEK, in writing, at The AZEK Company Inc., 1330 W Fulton Street #350, Chicago, Illinois 60607; or

•	attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jesse Singh (our President and Chief Executive Officer), Peter Clifford (our Chief Financial Officer and Treasurer) and Morgan Walbridge (our Chief Legal Officer and Secretary) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2022 Annual Report, primarily via the Internet. The Notice containing instructions on how to access this proxy

2023 THE AZEK COMPANY Proxy Statement	12	QUESTIONS AND ANSWERS

statement and our 2022 Annual Report is first being mailed on or about January 17, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks and other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained D.F. King & Co. to solicit proxies for a fee of $13,500 plus a reasonable amount to cover expenses.

How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?

Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for our year ending September 30, 2023. Your broker, bank or other nominee will not have discretion to vote on the election of directors, the approval of the compensation of our named executive officers or the proposed amendment to our Certificate, each of which is a “non-routine” matter, absent direction from you. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non-votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee.

You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge’s Householding Department at 1-866-540-7095. We encourage stockholders to contact us by telephone instead of physical mail to help ensure timely receipt of any request for proxy materials. Additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials will be sent promptly upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Broadridge Householding Department at the address above or by calling 1-866-540-7095.

2023 THE AZEK COMPANY Proxy Statement	13	QUESTIONS AND ANSWERS

What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?

RULE 14A-8 STOCKHOLDER PROPOSALS

As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8, including with respect to ownership of our common stock, and our Corporate Secretary must receive the written proposal at our principal executive offices by the deadline prescribed by Rule 14a-8 under the Exchange Act (provided that the 2024 annual meeting of stockholders is not held more than 30 days from the first anniversary of the Annual Meeting, the applicable deadline will be September 19, 2023). Stockholder proposals should be addressed to:

The AZEK Company Inc.

Attention: Corporate Secretary

1330 W Fulton Street #350

Chicago, Illinois 60607

If a stockholder who has notified us of his, her or its intention to present a Rule 14a-8 stockholder proposal at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting.

ADVANCE NOTICE STOCKHOLDER PROPOSALS

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders (regardless of whether the proposal is intended to be included in our proxy statement). Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our Certificate, our bylaws and applicable laws, rules and regulations. Our bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a stockholder of record at the time of the giving of the notice and at the time of the annual meeting, (ii) the stockholder is entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices at the address listed above:

•	not earlier than the close of business on 120 days prior to the anniversary of the Annual Meeting; and
•	not later than the close of business on 90 days prior to the anniversary of the Annual Meeting.

In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2024 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2024 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present an advance notice stockholder proposal, including director nominations, at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting.

You are advised to review our bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.

RULE 14A-19 STOCKHOLDER PROPOSALS

To comply with the universal proxy rules, stockholders who intend to solicit in support of director nominees other than our nominees must comply with the advance notice procedures set forth in our bylaws and described above and provide a notice that sets forth the information required by Rule 14a-19 under the Exchange by no later than December 30, 2023. However, note that this date does not supersede any of the requirements or timing required by our bylaws.

2023 THE AZEK COMPANY Proxy Statement	14	QUESTIONS AND ANSWERS

Availability of amended and restated bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2023 THE AZEK COMPANY Proxy Statement	15	QUESTIONS AND ANSWERS

BOARD OF DIRECTORS

Board of Directors Composition

We are managed under the direction of our board of directors, which is currently composed of ten members. All of our directors, with the exception of our Chief Executive Officer, are independent within the meaning of the listing standards of the New York Stock Exchange, or the NYSE.

Our Certificate currently provides for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Our board of directors is currently divided among the three classes as follows:

•	Our Class I directors are Sallie Bailey, Vernon J. Nagel, Natasha Li and Ashfaq Qadri and their term will expire at the annual meeting of stockholders to be held in 2024.
•	Our Class II directors are Fumbi Chima and Brian Spaly and their term will expire at the annual meeting of stockholders to be held in 2025.
•

Our Class III directors are Gary Hendrickson, Howard Heckes, Bennett Rosenthal and Jesse Singh and their term will expire at the Annual Meeting. Each of Messrs. Hendrickson, Heckes, Rosenthal and Singh are standing for re-election at the Annual Meeting.

Our Certificate also provides for the phasing out of the classification of our board of directors. Our Class III directors to be elected at the Annual Meeting shall serve a one-year term and shall be subject to re-election at our annual meeting of stockholders to be held in 2024, alongside the election of our Class I directors. Beginning with our annual meeting of stockholders to be held in 2025, the declassification of our board of directors will be complete and all directors will be subject to annual election for one-year terms.

Director Term and Committee Membership Information

The following table sets forth the names, ages as of January 6, 2023, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors. Full biographical information follows the table.

NAME	CLASS	AGE	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE	COMP. COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Nominees:
Gary Hendrickson (C)	III	66	2017	2023	2024	X
Howard Heckes	III	57	2020	2023	2024	X
Bennett Rosenthal	III	59	2013	2023	2024	X
Jesse Singh	III	57	2016	2023	2024
Continuing Directors:
Sallie Bailey	I	63	2018	2024	—	X
Vernon J. Nagel	I	65	2021	2024	—	X
Natasha Li	I	38	2021	2024	—	X
Ashfaq Qadri	I	41	2019	2024	—	X
Fumbi Chima	II	48	2020	2025	—	X
Brian Spaly	II	45	2020	2025	—	X

Legend: (C) Chairperson of the Board |  Chair |  Member |   Audit Committee Financial Expert

2023 THE AZEK COMPANY Proxy Statement	16	BOARD OF DIRECTORS

Nominees for Director

GARY HENDRICKSON

Gary Hendrickson, a director since May 2017, is the Chairperson of our board of directors, a position he has held since May 2017. Mr. Hendrickson previously served as the Chairman and Chief Executive Officer of the Valspar Corporation, a global paint and coatings manufacturer, from June 2011 to June 2017, and was its President and Chief Operating Officer from February 2008 until June 2011. Mr. Hendrickson held various executive leadership roles with the Valspar Corporation from 2001 until 2017, including positions with responsibilities for the Asia Pacific operations. Mr. Hendrickson also serves as a director of Polaris Industries Inc., a publicly traded global manufacturer and seller of off-road vehicles, including all-terrain vehicles and snowmobiles and served as a director of Waters Corporation, a leading specialty measurement company and pioneer of chromatography, mass spectrometry and thermal analysis innovations serving the life, materials and food sciences, from 2018 to 2022. Mr. Hendrickson’s experience as President and Chief Executive Officer of a global company provides expertise in corporate leadership and development and execution of business growth strategy. He also brings to the board of directors significant global experience and knowledge of competitive strategy.

Age: 66 Director Since: 2017

HOWARD HECKES

Howard Heckes, a director since November 2020, is the President and Chief Executive Officer of Masonite International Corporation and has served in that role since June 2019. From 2017 to 2019, Mr. Heckes served as Chief Executive Officer of Energy Management Collaborative, a privately held company providing LED lighting and controls and IoT conversion systems and service solutions based in Plymouth, Minnesota. Previously, Mr. Heckes served in various senior operations roles at The Valspar Corporation, including as Executive Vice President and President of Global Coatings from 2014 to 2017 and as Senior Vice President, Global Consumer from 2008 to 2014. Prior to joining Valspar, Mr. Heckes held various leadership roles at Newell Rubbermaid, including President of Sanford Brands and President of Graco Children’s Products. Mr. Heckes currently serves on the board of directors of Masonite International Corporation. Mr. Heckes holds a B.S. in Industrial Engineering from Iowa State University and an M.S. in Industrial Engineering from the University of Iowa. We believe that Mr. Heckes brings to our board of directors extensive experience in corporate leadership, the development and execution of business growth strategies and significant consumer brand and business operating experience.

Age: 57 Director Since: 2020

BENNETT ROSENTHAL

Bennett Rosenthal, a director since 2013, is a Co-Founder, Director and Partner of Ares Management Corporation and Co-Chairman of the Ares Private Equity Group. He is a member of the Ares Executive Management Committee and the Ares Diversity, Equity and Inclusion Council. Mr. Rosenthal additionally serves as the Co-Chairman of the Board of Directors of Ares Capital Corporation. Mr. Rosenthal also is a member of the Ares Private Equity Group’s Corporate Opportunities and Special Opportunities Investment Committees and the Ares Sports, Media and Entertainment Investment Committee. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co., Inc. where he served as a Managing Director in the Global Leveraged Finance Group. He currently serves on the boards of directors of City Ventures, LLC and the parent entities of TAG (the Aspen Group), CHG Healthcare Holdings L.P., Duly Health and Care, LaserAway, Press Ganey Associates, Inc., TricorBraun and Unified Women’s Healthcare. Mr. Rosenthal’s previous board of directors experience includes Dawn Holdings, Inc., Hangar, Inc., Jacuzzi Brands Corporation, Maidenform Brands, Inc., National Veterinary Associates, Inc., Nortek, Inc. and other private companies. Since 2016, Mr. Rosenthal has served as a Co-Managing Owner and Director of the Los Angeles Football Club (LAFC). Mr. Rosenthal also currently serves as Chair of the Graduate Executive Board at The Wharton School of the University of Pennsylvania and as Chairman of the LAFC Foundation. Mr. Rosenthal graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business where he also received his M.B.A. with distinction. We believe that Mr. Rosenthal’s extensive experience in the financial industry as well as the management of private equity in particular and his experience as a director of other public and private companies give the board of directors valuable insight.

Age: 59 Director Since: 2013

2023 THE AZEK COMPANY Proxy Statement	17	BOARD OF DIRECTORS

Nominees for Director (Continued)

JESSE SINGH

Jesse Singh, a director since he joined us in June 2016, is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. During his career at 3M, Mr. Singh was involved in running 3M’s worldwide, customer-facing operations, which was comprised of approximately 4,000 shared services, 12,000 sales and 5,000 marketing professionals. He also served as CEO of 3M’s joint venture in Japan and led 3M’s global electronics materials business. Mr. Singh currently serves on the board and as a member of the audit and compensation committees of Carlisle Companies Incorporated. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Age: 57 Director Since: 2016

2023 THE AZEK COMPANY Proxy Statement	18	BOARD OF DIRECTORS

Continuing Directors

SALLIE B. BAILEY

Sallie B. Bailey, a director since November 2018, previously served as the Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation, a leading manufacturer of engineered wood building products for residential, industrial and light commercial construction, from December 2011 to July 2018. Prior to working for Louisiana-Pacific Corporation, Ms. Bailey worked as the Vice President and Chief Financial Officer of Ferro Corporation, a global specialty materials company, from January 2007 to July 2010 following an eleven-year career at The Timken Company, a global producer of engineered bearings and alloy steel, in various senior management positions of increasing responsibility, lastly as Senior Vice President, Finance and Controller between 2003 and 2006. Ms. Bailey also currently serves as a director of L3 Harris Technologies, Inc., a technology company, defense contractor and information technology services provider, and NVR, Inc., a homebuilding and mortgage banking company. Ms. Bailey brings to our board of directors a broad knowledge of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, enterprise risk management and investor relations gained through prior service as a senior executive of large global manufacturing companies, including as Chief Financial Officer, and she also has knowledge of and experience with complex financial and accounting functions and internal controls.

Age: 63 Director Since: 2018

FUMBI CHIMA

Fumbi Chima, a director since November 2020, is the Executive Vice President and Chief Information Officer

at BECU, a Washington-based community credit union, and has served in that role since October 2020. Ms. Chima previously served in leadership roles at various companies in the retail and financial sectors, including as Chief Information officer at adidas AG from 2019 to 2020, as Chief Information Officer at FOX Networks Group from 2017 to 2019, as Chief Information Officer at Burberry Group plc from 2015 to 2017, as Chief Information Officer, Asia at Walmart Inc. from 2014 to 2015 and as Vice President of Corporate Systems at American Express Co. from 2006 to 2010. As Chief Information Officer of adidas AG, Ms. Chima developed mentoring opportunities for women in science, technology, engineering and mathematics (STEM). From 2015 to 2018, Ms. Chima served on the board of Global Sources Ltd., a Bermuda business-to-business media company with a focus on the Greater China market. Currently, she serves on the boards for Whitbread PLC and Willis Towers Watson Public Limited Company, holds advisory roles for SAP Executive Advisory and Apptio EMEA Advisory and is on the board of Women at Risk International Foundation. Ms. Chima served on the board of Africa Prudential Plc from 2018 to 2020 and on the board of Ted Baker plc from 2021 to 2022. Ms. Chima’s decades of leadership and technology experience in the retail and financial sectors, as well as her showcased dedication to diversity, women’s employment and inclusion, led us to the conclusion that she should continue to serve as a director on our board.

Age: 48 Director Since: 2020

VERNON J. NAGEL

Vernon J. Nagel, a director since November 2021, is a seasoned executive having provided products and services to the residential and non-residential construction markets while he served as the executive chairman of the board of directors of Acuity Brands, Inc., or Acuity Brands, from February 2020 to the end of 2020, and, previously, as Acuity Brands’ chairman and chief executive officer from September 2004 to January 2020, as Acuity Brands’ president from August 2005 to August 2019, as Acuity Brands’ vice chairman and chief financial officer from January 2004 to August 2004 and as Acuity Brands’ executive vice president and chief financial officer from December 2001 to January 2004. While at Acuity Brands, Mr. Nagel focused on enhancing shareholder value by introducing new technologies, expanding markets served through organic growth and acquisitions and driving company-wide productivity. Mr. Nagel received a B.B.A. from the University of Michigan and is a Certified Public Accountant (inactive). Mr. Nagel currently serves on the board and as a member of the audit and human resource committees of Southwire. For the foregoing reasons, we believe that Mr. Nagel is and will continue to be a strong contributor to our ability to achieve its strategic and operational goals.

Age: 65 Director Since: 2021

NATASHA LI

Natasha Li, a director since November 2021, is a Partner in the Private Equity Group of Ares Management Corporation, where she has served as an investment professional since 2010, and also from 2007 to 2008. From 2008 to 2010, Ms. Li served as an associate in the Ares Credit Group. Ms. Li also serves on the boards of City Ventures LLC and the parent entity of Resource Label Group, and the KCRW Foundation and previously served on the boards of National Veterinary Associates, Inc. and Jacuzzi Brands Corporation. Ms. Li holds a B.S., cum laude, from the University of Pennsylvania Wharton School of Economics. Ms. Li brings to our board over fourteen years of experience managing and evaluating investments by the Ares Private Equity Group and Ares Credit Group, and she has assisted and advised the Company in various capacities since 2018 as a representative of the Ares Private Equity Group. Ms. Li’s deep understanding of the Company’s history and its business has led the board to conclude that she will be an invaluable member.

Age: 38 Director Since: 2021

2023 THE AZEK COMPANY Proxy Statement	19	BOARD OF DIRECTORS

ASHFAQ QADRI

Ashfaq Qadri, a director since February 2019, is a Managing Director within the Equities Division at OTPP. Mr. Qadri joined OTPP in 2016 and has significant experience in private equity and investment banking. In his current role, he is responsible for execution and portfolio management for OTPP’s direct private equity investments in the industrials sector. He currently serves on the board of multiple OTPP portfolio companies, including Trivium Packaging B.V., TricorBraun Holdings, Inc and GPA Global. Prior to joining OTPP, Mr. Qadri was a Vice President at Morgan Stanley Private Equity from 2012 to 2014, with roles based in both New York and London. He also previously worked in Morgan Stanley’s Investment Banking division in New York. Mr. Qadri has an in-depth understanding of our business and has years of experience managing and evaluating investments in companies operating in various industries, including in the industrial and energy sectors. His understanding of our business and broad experience led us to conclude that he should serve as a director on our board.

Age: 41 Director Since: 2019

BRIAN SPALY

Brian Spaly, a director since August 2020, is a General Partner at Brand Foundry Ventures. Mr. Spaly served as Chairman of Tecovas, Inc. from 2017 to 2022, and is the founder and former Chief Executive Officer of Trunk Club, a personal styling startup focused on making it easy for men and women to discover and acquire stylish clothing without the hassles of the traditional shopping experience. Mr. Spaly led Trunk Club during its acquisition in August 2014. From 2006 to 2009, Mr. Spaly was the founder of Bonobos, a men’s clothing company, which was acquired in July 2017. From June 2018 to September 2021, he served as a member of the board of directors of Deckers Brands, a global portfolio of footwear brands such as UGG, Hoka, Teva and Sanuk. In addition to serving on the board of directors of Tecovas, Inc., Mr. Spaly currently serves on the boards of several other early-stage growth companies. He holds a Bachelor of Arts degree in economics from Princeton University and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Spaly’s experience leading high-growth companies as CEO and public companies as a board member, along with his proven digital and direct marketing experience, will continue to benefit AZEK as we continue to focus on growing our business and further differentiating our leading product offering.

Age: 45 Director Since: 2020

2023 THE AZEK COMPANY Proxy Statement	20	BOARD OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. In accordance with our Certificate, as currently in effect, our board of directors is divided into three classes of directors. The classification of our board of directors is currently being phased out, such that, beginning with our 2025 annual meeting of stockholders, the declassification of our board of directors will be complete and all directors will be subject to annual election for one-year terms.

At the Annual Meeting, four Class III directors will be elected for a one-year term to succeed the Class III directors whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, disqualification or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Gary Hendrickson, Howard Heckes, Bennett Rosenthal and Jesse Singh as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Hendrickson, Heckes, Rosenthal and Singh will serve as Class III directors until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Each of the nominees is currently a director of the Company and has agreed to serve if elected. For information concerning the nominees, please see “Board of Directors—Nominees for Director.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Messrs. Hendrickson, Heckes, Rosenthal and Singh. We expect that each of Messrs. Hendrickson, Heckes, Rosenthal and Singh will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.

Vote Required; Recommendation of the Board of Directors

Our bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, which means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF GARY HENDRICKSON, HOWARD HECKES, BENNETT ROSENTHAL AND JESSE SINGH TO THE BOARD FOR A THREE-YEAR TERM EXPIRING IN 2024.

2023 THE AZEK COMPANY Proxy Statement	21	ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Overview and Fiscal 2022 Highlights

We are committed to operating with integrity and accountability. Our corporate governance policies set clear expectations and responsibilities for our board of directors, leaders, employees and business partners to ensure we conduct our operations in a manner that is consistent with the highest standards of business ethics and accountability. Highlights of our corporate governance practices include the following:

•	Independent board chairperson, board composed of all non-employee directors (other than CEO) and 100% independent committee members;
•	Three “audit committee financial experts” serving on audit committee;
•

Board oversight of corporate social responsibility and sustainability, including our environmental, social and governance (ESG) related strategies, policies and disclosures and board oversight of risk management;

•	Removed supermajority voting provisions in organizational documents in 2022 and phasing out classified board structure by 2025;
•	Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock applicable to all employees and directors;
•	Robust stock ownership policy for officers and directors and clawback policy applicable to executive officers in place allowing for recovery of certain compensation.

In alignment with our core value of always striving to be better today than yesterday, we are committed to building on our strengths and improving how we measure and monitor our progress on our ESG-related initiatives. Our board of directors oversees corporate social responsibility and sustainability initiatives, including ESG-related strategies, policies and disclosures, see “Role of the Board in ESG Oversight” below. Fiscal 2022 ESG highlights include the following:

•	Further expanded and engaged both internal and external stakeholders on our ESG strategy, which we call our FULL-CIRCLE™ ESG strategy;
•	Released our second annual ESG report;
•

Diverted approximately 500 million pounds of scrap and waste from landfills and re-manufactured into our products, halfway to our goal of using one billion pounds of scrap and waste annually by the end of 2026;

•	Reused 99% of the scrap generated in our manufacturing facilities;
•	Increased the percentage of recycled content in TimberTech Composite™ decking to approximately 85%, up from approximately 80% in fiscal 2021;
•	Increased the percentage of recycled content in TimberTech Advanced PVC™ decking to approximately 60%, up from approximately 50% in fiscal 2021;
•	Achieved +Vantage Vinyl Verification from the Vinyl Sustainability Council for the second year in a row;
•	Achieved zero waste to landfill certification for the TimberTech Championship, a PGA Tour Champions event – the first and only event in PGA Tour Champions history to do so;
•

Made substantial progress towards our commitments to diversity, equity and inclusion (DEI), including through Unconscious Bias training, educational programming and engagement opportunities for our employees, setting goals for diverse supplier spend and signing onto the CEO Action for Diversity and Inclusion initiative - the largest CEO-driven business commitment to advance DEI in the workplace

•	Launched our first two Employee Resource Groups: Women at AZEK and Veterans at AZEK;
•	Achieved approximately 60% executive team gender and/or race/ethnic diversity as of date hereof, up from approximately 54% in fiscal 2021;
•	Achieved approximately 50% board gender and/or race/ethnic diversity as of date hereof, up from approximately 45% in fiscal 2021;
•	Committed to include diverse candidates in any pool of candidates from which both employees and board of director nominees are chosen;
•	Launched a Charitable Match Program for our employees; and
•	Named one of Chicago Tribune’s Top Workplaces for the second year in a row in 2022 and named a Gamechanger in ESG award winner by CohnReznick.

2023 THE AZEK COMPANY Proxy Statement	22	CORPORATE GOVERNANCE

Board Leadership

Our board of directors is responsible for the supervision and oversight of our business affairs. In executing this responsibility, our board of directors establishes corporate policies, sets strategic direction and oversees management. Our board of directors has not adopted a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is our board of directors’ view that rather than having a rigid policy, our board of directors should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Singh serving as our Chief Executive Officer and Mr. Hendrickson serving as non-executive Chairperson of the Board. We believe this is appropriate as it provides Mr. Singh with the ability to focus on our day-to-day operations while Mr. Hendrickson focuses on the oversight by our board of directors.

Director Independence

Pursuant to the corporate governance standards of the NYSE, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determinations, the board of directors considered that certain directors serve as directors of other companies with which we engage from time to time in the ordinary course of business and, in accordance with our independence standards, determined that none of these relationships were material or impaired the independence of any of our directors. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has affirmatively determined that each of Gary Hendrickson, Sallie Bailey, Fumbi Chima, Howard Heckes, Natasha Li, Vernon J. Nagel, Ashfaq Qadri, Bennett Rosenthal and Brian Spaly are independent in accordance with the NYSE rules. There are no family relationships among any of our directors or executive officers.

In addition, our board of directors has determined that Sallie Bailey, Fumbi Chima, Gary Hendrickson, Howard Heckes, Vernon J. Nagel and Brian Spaly each satisfy the independence requirements for audit committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. Each of Sallie Bailey, Howard Heckes and Vernon J. Nagel has been determined to be an “audit committee financial expert” as defined under SEC rules. All members of the audit committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Meetings of the Board of Directors

Our board of directors held four (4) meetings (including regularly scheduled and special meetings) during our fiscal year 2022. Every director attended 100% of the meetings of our board of directors and of any board committees of which he or she was a member during our fiscal year 2022. Our non-employee directors meet by themselves, without non-independent directors and management present, not less than two times per year. Meetings of our non-employee directors are presided over by the chairperson of our board of directors. Under our Corporate Governance Guidelines, directors are encouraged and expected to attend our annual meeting of stockholders. All of our directors serving at the time of our 2022 annual meeting of stockholders attended that meeting.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, our board of directors may establish other committees to facilitate the management of our business. A copy of each committee’s charter is posted on the environmental, social and governance section of our website, www.azekco.com. Members serve on these committees until their resignation or until as otherwise determined by our board.

2023 THE AZEK COMPANY Proxy Statement	23	CORPORATE GOVERNANCE

Membership and Functions of the Committees of the Board

AUDIT COMMITTEE

Current Members: Sallie Bailey (Chairperson), Fumbi Chima, Howard Heckes, Vernon J. Nagel, Brian Spaly Number of Meetings Held in Fiscal 2022: 6

Our audit committee’s responsibilities include, among other things:

•      Overseeing the quality and integrity of our financial statements and the financial reporting process;

•      Appointing and overseeing our external auditors and meeting separately with our external auditors to discuss the scope of their work and their findings;

•      Overseeing our annual audit process, including considering and discussing with our external auditors and management significant accounting and reporting issues, the results of the audit, whether the financial statements are complete and the audit opinion;

•      Reviewing and discussing with our external auditors and management our annual and quarterly financial statements;

•      Overseeing earnings press releases and their contents;

•      Providing oversight with respect to our capital structure, key financial ratios and liquidity;

•      Overseeing compliance with our financial covenants and authorizing; prepayment, redemption, repurchase or defeasance of our material indebtedness;

•      Overseeing our internal controls and advising management, our internal audit department and our external auditors with respect to internal control matters;

•      Reviewing and discussing significant changes to our accounting policies with management and our external auditors;

•      Reviewing internal audit reports and regularly evaluating the effectiveness of our internal audit function;

•      Reviewing guidelines and policies governing how our management assesses and manages risks associated with our business, including cybersecurity risks;

•      Overseeing the effectiveness of our systems for detecting fraud and monitoring compliance with laws and regulations; and

•      Reviewing and assessing audit committee members’ individual performance and the performance of the audit committee as a whole.

Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our board of directors has determined that each of Sallie Bailey, Howard Heckes and Vernon J. Nagel is an “audit committee financial expert” as such term is defined under the SEC rules.

Mr. Nagel joined our audit committee on August 25, 2022. Mr. Hendrickson was a member of our audit committee for fiscal year 2022 and stepped down December 13, 2022 in coordination with Mr. Nagel’s prior appointment.

2023 THE AZEK COMPANY Proxy Statement	24	CORPORATE GOVERNANCE

COMPENSATION COMMITTEE

Current Members: Gary Hendrickson (Chairperson), Natasha Li, Vernon J. Nagel, Ashfaq Qadri Number of Meetings Held in Fiscal 2022: 4

Our compensation committee’s responsibilities include, among other things:

•      Annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;

•      Evaluating our Chief Executive Officer’s performance;

•      Approving or recommending to our board of directors to approve our Chief Executive Officer’s compensation;

•      Reviewing and approving, or recommending to the board to approve, the compensation of our other executive officers;

•      Reviewing, approving and overseeing our compensation and benefits plans;

•      Approving equity grants and awards;

•      Developing and recommending to the board of directors to approve our CEO succession plan;

•      Reviewing executive compensation disclosures;

•      Reviewing and assessing any “say on pay” advisory votes and the frequency with which we conduct such votes;

•      Overseeing our incentive compensation arrangements vis-à-vis our risk management practices and otherwise oversee our compensation programs from a risk mitigation perspective; and

•      Reviewing and approving other policies and practices related to the compensation of our directors, officers and employees.

Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. The compensation committee may delegate, to the extent permitted by applicable law, to management or management committees certain of its duties and responsibilities, including the authority to determine the individual amounts of grants to our employees other than our executive officers.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Current Members: Gary Hendrickson (Chairperson), Sallie Bailey, Howard Heckes Number of Meetings Held in Fiscal 2022: 4

Our nominating and corporate governance committee’s responsibilities include, among other things:

•      Reviewing and recommending to our board of directors the skills, experience, characteristics and other criteria for identifying and evaluating directors;

•      Evaluating the composition of our board of directors;

•      Identifying, selecting and recommending to our board of directors individuals to become members of our board of directors;

•      Reviewing our board of directors’ committee structure and making recommendations regarding the appointment of directors to committees;

•      Reviewing the performance and qualifications of our directors;

•      Discussing succession planning for our board of directors and key leadership roles on our board of directors and its committees;

•      Overseeing the annual evaluation of the performance of our board of directors and each committee thereof;

•      Reviewing our corporate governance guidelines, bylaws and other appropriate policies applicable to our corporate governance;

•      Reviewing and making recommendations with respect to any stockholder proposals;

•      Overseeing our strategy on corporate social responsibility and sustainability and developing and recommending to our board of directors for approval strategies, policies, related disclosures and other stakeholder communications;

•      Developing and overseeing our director orientation program and our continuing education program for our directors; and

•      Reviewing and resolving potential conflicts of interest involving our directors and officers.

Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines, which are designed to assist our board of directors in performing its duties to us and our stockholders. These guidelines provide general guidance to our board of directors with a view to continuing a strong and effective working relationship both among the board members and also between our board of directors and management. The goal of these guidelines is to reflect current governance practices for our board of directors and to enhance the ability of our board of directors and management to guide the Company

2023 THE AZEK COMPANY Proxy Statement	25	CORPORATE GOVERNANCE

in its continuing growth and success. Our Corporate Governance Guidelines may be amended by our board of directors at any time. A copy of our Corporate Governance Guidelines is available under the environmental, social and governance section of our website, www.azekco.com.

Our Corporate Governance Guidelines address items such as:

•	Board size;
•	Director independence qualifications;
•	Board composition and diversity;
•	Selection and election of directors;
•	Director compensation;
•	Board responsibilities and expectations of directors, including with respect to director service on other boards;
•	Board meetings;
•	Board committees;
•	Director orientation and education;
•	Use of registered public accounting firms;
•	CEO succession; and
•	Board involvement in stockholder engagement.

Identification and Evaluation of Nominees for Directors; Board Diversity

The nominating and corporate governance committee considers candidates for director from a variety of sources, including candidates who are recommended by other board members and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates. The nominating and corporate governance committee also considers candidates for director recommended by stockholders who submit such recommendations in writing to our Corporate Secretary and evaluates director candidates recommended by stockholders in the same way it evaluates candidates recommended by the other sources referenced above.

In accordance with our Corporate Governance Guidelines, the nominating and corporate governance committee identifies and considers candidates based on a diversity of skills, expertise, industry knowledge, diversity of opinion and perspectives and other attributes. The nominating and corporate governance committee has also committed to including candidates with a diversity of age, gender, ethnicity/race and education in any pool of candidates from which board of director nominees are chosen. The board of directors also confirms that our policy of non-discrimination applies in the selection of directors.

Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Conduct and Ethics for all officers, directors and employees. We have also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and senior financial officers. We intend to disclose future amendments to certain provisions of our Code of Ethics for Senior Financial Officers, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or other persons performing similar functions, on our website. A copy of each of our Code of Conduct and Ethics and our Code of Ethics for Senior Financial Officers is available under the environmental, social and governance section of our website, www.azekco.com.

Our Code of Conduct and Ethics addresses items such as:

•	Guiding ethical principles for our directors, officers and employees;
•	Conflicts of interests;
•	Compliance with laws;
•	Observance of ethical standards;
•	Corporate opportunities;
•	Competition and fair dealing;
•	Confidentiality and insider trading;

2023 THE AZEK COMPANY Proxy Statement	26	CORPORATE GOVERNANCE

•	Protection and use of our assets;
•	Equal employment opportunity, non-discrimination and anti-harassment policies;
•	Health and safety;
•	Environmental protection;
•	Conducting international business;
•	Accuracy of financial reporting and other public communications;
•	Political contributions; and
•	Whistleblowers and our ethics hotline.

Our Code of Ethics for Senior Financial Officers addresses items such as:

•	Avoiding actual or apparent conflicts of interest;
•	Disclosure of any material transaction or relationship that could give rise to a conflict of interest;
•	Provision of full, fair, accurate, timely and understandable disclosure;
•	Compliance with applicable laws, rules and regulations;
•	Support for whistleblowers; and
•	Interactions and dealings with our auditors.

Hedging and Pledging Policies, Derivatives Trading

As part of our insider trading policy, all of our directors, officers and employees are prohibited from engaging in hedging and other monetization transactions (which may include prepaid variable forward contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan. We also prohibit our directors, officers and employees from speculating in our equity securities, including through the use of short sales or by trading in options or other derivative securities with respect to our securities.

Stock Ownership Policy

We have adopted a stock ownership policy for our executives. Our stock ownership policy was put in place in connection with our initial public offering, or our IPO, and is intended to increase the alignment of interests between our executives and stockholders. The guidelines and policies of peers and, on a broader basis, industry practices were considered in developing this policy. Our policy provides the following:

Category	Ownership Requirement (multiple of base salary)
CEO	6x
CFO/COO	3x
Other CEO Direct Reports	2x
Other Executive Officers	1x

Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. The policy requires retention of 100% of net shares acquired upon any vesting or exercise of equity awards until the ownership requirements are met for our Chief Executive Officer and retention of 50% of net shares acquired upon any vesting or exercise of equity awards until the ownership requirements are met for our other executives. For purposes of the stock ownership policy, we include direct ownership of shares, beneficially owned shares held indirectly (e.g. by family members and trusts), and vested deferred stock units, or DSUs. Unvested stock awards and unexercised options are not included in determining whether an executive has achieved the ownership levels. The compensation committee is responsible for monitoring the application of our stock ownership policy. Each of our current named executive officers is in compliance with this policy.

2023 THE AZEK COMPANY Proxy Statement	27	CORPORATE GOVERNANCE

We have also adopted a stock ownership policy for our directors that requires each non-employee director to hold 100% of after-tax shares from director equity awards until the director holds shares and DSUs with an aggregate value equal to five times the annual cash retainer paid to non-employee directors. All of our non-employee directors currently meet the requirements or are otherwise in compliance with the policy via the retention requirement.

Related Persons Transaction Policy

We have adopted formal written procedures for the review, approval or ratification of transactions with related persons, or the Related Persons Transaction Policy. The Related Persons Transaction Policy provides that the audit committee of our board of directors is charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the audit committee’s attention. A copy of our Related Persons Transaction Policy is available under the environmental, social and governance section of our website, www.azekco.com. See “Related Person Transactions” below for a description of related person transactions for fiscal year 2022.

Role of the Board in Risk Oversight; Cybersecurity Risk

Our board of directors takes an active role in the oversight of risk management, while management is responsible for addressing the day-to-day risks facing our Company. While our board of directors has primary responsibility for overseeing risk management, our board of directors also delegates certain oversight responsibilities to its committees. For example, our audit committee oversees management of financial risks, including those related to our internal control over financial reporting and disclosure controls and procedures, audit and auditor matters and other accounting matters. With the assistance of our independent compensation consultant, our compensation committee regularly considers and evaluates risks related to our cash and equity-based compensation programs and practices as well as evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on us. Our compensation committee believes that our compensation programs appropriately incentivize our executive officers to take prudent risks and are focused on both the short-term and the long-term interests of our stockholders, which is reflected by the fact that our executive officers receive a balanced mix of short-term and long-term, performance-based, variable compensation, as well as fixed salary compensation and long-term, service-based compensation. Our compensation committee also believes that excessive risk taking is mitigated by compensation policies we maintain, including our executive officer stock ownership policy, our hedging and pledging prohibitions and our clawback policy. Consistent with SEC disclosure requirements, the compensation committee has worked with management to assess compensation policies and practices for our employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our nominating and corporate governance committee oversees management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors, director succession planning and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors keeps itself regularly informed regarding such risks through committee reports and otherwise.

Cybersecurity has become a particularly acute area of risk for companies of all sizes and in all industries, including us. While management is responsible for our cybersecurity program and managing our cybersecurity risks, including our procedures and day-to-day operations, our audit committee oversees our enterprise risk assessment and management program, which includes oversight of cybersecurity risks. In performing its oversight responsibilities, our audit committee receives regular reports from, and meets with, our Chief Information Officer and Chief Information Security Officer not less frequently than twice annually to review our information technology and cybersecurity risk profile and to discuss our activities to manage those risks. We use a variety of security products and vendors to protect our information technology infrastructure and data. Our programs continue to adapt and mature as threats continue to evolve. We maintain data encryption, monitoring, loss prevention, data storage, identity / authentication controls, including two-factor authentication tools, and anti-malware and anti-virus solutions. We perform penetration tests and cyber simulations to practice our incident response procedures. Our cybersecurity plans are reviewed on an annual basis, and we prioritize new and updated programs as needed to respond to the cybersecurity risks we face. We train employees on cybersecurity risks semi-annually and generate internal phishing campaigns to assess the effectiveness of the training. We actively monitor and respond to security events, and within the last 36 months have successfully executed containment to prevent notifiable breaches or material production impact. Cyber insurance is evaluated and renewed annually to address the latest offerings. We also regularly review our privacy policies to ensure compliance with all applicable data privacy regulations. We update our privacy policies on our website following such updates.

Role of the Board in ESG Oversight

In 2021, we formalized our ESG strategy, which we call our FULL-CIRCLE ESG strategy. Our nominating and corporate governance committee oversees our corporate social responsibility and sustainability initiatives, including ESG-related policies, strategies and disclosures. To support the nominating and corporate governance committee in these efforts, we have established a management-level ESG Steering Committee consisting of leaders from across our organization. The ESG Steering Committee generally meets monthly and reports directly to our Chief Executive Officer. Further, during 2022, we issued our second annual ESG report, which outlined many of the sustainability and impact-focused initiatives we have undertaken as well as the progress we have made against our many commitments to positively impact our employees, customers, communities and the planet.

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Communications with the Board of Directors

Although we do not have a formal policy regarding communications with our board of directors, stockholders, employees and others who are interested in communicating with our board of directors may do so by writing to us at The AZEK Company Inc., Attn: Corporate Secretary, 1330 W Fulton Street #350, Chicago, Illinois 60607. The Corporate Secretary will forward to the chairperson of our board of directors and such other board members as may be deemed appropriate any such communication, provided that such communication addresses a legitimate business issue.

Non-Employee Director Compensation

DIRECTOR COMPENSATION PROGRAM

We have adopted a director compensation program that was developed primarily based on peer benchmark data in consultation with our independent compensation consultant. The program is annually reviewed, and, if appropriate, modified, by our compensation committee, also with the assistance of our independent compensation consultant.  During fiscal year 2022, no changes were made as compared to our director compensation levels for fiscal year 2021. In addition, we allow our directors to defer compensation in the form of DSUs, which are subject to our director stock ownership policy describe above. The program provides the following compensation for non-employee directors:

•	An annual cash retainer of $85,000, paid quarterly in arrears;
•

An annual equity award of RSUs granted in connection with each annual stockholder meeting with a grant date fair value of $115,000 that vests at the earlier of the first anniversary of the grant date or the following annual stockholder holder meeting;

•	A one-time inaugural equity award of RSUs granted to newly appointed non-employee directors with a grant date fair value of $105,000 that cliff-vests on the third anniversary of grant;
•

An annual cash retainer of $20,000 for the chair of the audit committee, $17,500 for the chair of the compensation committee, and $15,000 for the chair of the nominating and governance committee, in each case paid quarterly in arrears; and

•	An additional annual cash retainer of $50,000 for serving as our non-executive chair, paid quarterly in arrears (waived by Mr. Hendrickson for a period of four years following our IPO).

FISCAL 2022 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended September 30, 2022 by the directors who were not also NEOs. Mr. Singh did not receive any additional compensation for his service on the board of directors during the year ended September 30, 2022. Mr. Singh’s compensation for the year ended September 30, 2022 is set forth under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned for Fiscal 2022 or Paid in Cash(3)	Stock Awards(4)	Option Awards(5)	Total
Sallie Bailey	$105,000	$115,023	—	$220,023
Fumbi Chima	$85,000	$115,069	—	$200,069
Howard Heckes	$85,000	$115,023	—	$200,023
Gary Hendrickson	$117,500	$115,042	—	$232,542
Brian Klos(1)(2)	—	—	—	—
Natasha Li(1)(2)	—	—	—	—
Vernon J. Nagel(1)	$74,145	$255,757	—	$329,902
Ashfaq Qadri(2)	—	—	—	—
Bennett Rosenthal(2)	—	—	—	—
Brian Spaly	$85,000	$115,023	—	$200,023
Blake Sumler(2)	—	—	—	—

(1)	Ms. Li and Mr. Nagel joined the board of directors in November 2021. Messrs. Klos and Sumler no longer serve on the board of directors.
(2)

Each of Messrs. Klos, Qadri, Rosenthal and Sumler and Ms. Li is affiliated with one of our Sponsors and was designated to the board of directors by the respective Sponsor. These directors waived compensation from us for their service as a director.

(3)

The amounts in this column reflect all cash retainers earned for fiscal year 2022 applicable to each director, whether received as cash or deferred in the form of DSUs. During fiscal year 2022, each of Messrs. Hendrickson and Nagel and Ms. Chima elected to defer some or all of his or her cash retainers. As of September 30, 2022, the aggregate number of DSUs held by each director was as follows: Mr. Hendrickson: 2,840, Mr. Nagel: 2,055, and Ms. Chima: 2,627.

(4)

The amounts in this column reflect (i) annual RSU awards with a grant date fair value of $115,023 for each non-employee director who had not waived compensation as noted above, (ii) a prorated RSU award with a grant date fair value of $35,703 for Mr. Nagel upon him joining the board, (iii) an inaugural RSU award with a grant date fair value of $105,007 for Mr. Nagel upon him joining the board, and (iv) the incremental grant date fair value of DSUs issued to Messrs.

2023 THE AZEK COMPANY Proxy Statement	29	CORPORATE GOVERNANCE

Hendrickson ($19) and Nagel ($24) and Ms. Chima ($46) during the fiscal year. Such incremental grant date fair value of DSUs is due to rounding when determining the number of DSUs to be issued as a result of the applicable director’s election to defer some or all of his or her cash retainers.

For each non-employee director, the aggregate number of stock awards outstanding as of the end of the fiscal year ended September 30, 2022 was: Ms. Bailey: 17,078; Mr. Hendrickson: 7,531; Ms. Chima: 12,364, Mr. Heckes: 9,737; Mr. Nagel: 9,196; and Mr. Spaly: 7,670. This includes unvested restricted stock, RSUs that had not yet vested or for which settlement has been deferred and DSUs that had not settled.

(5)	For each non-employee director, the aggregate number of option awards outstanding as of the end of fiscal year 2021 was: Ms. Bailey: 30,260; and Mr. Hendrickson: 564,439.

Director and Officer Indemnification Agreements

In addition to the indemnification and advancement of expenses required in our Certificate and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. For additional information, please see “Related Person Transactions—Indemnification of Directors and Officers.”

2023 THE AZEK COMPANY Proxy Statement	30	CORPORATE GOVERNANCE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending September 30, 2023. PwC has served as our independent registered public accounting firm since 2010.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the year ending September 30, 2023. Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by Delaware law, our Certificate or our bylaws. However, our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The audit committee engaged PwC to perform an annual audit of the Company’s financial statements for fiscal year 2022. The audit committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to SEC rules, the fees billed by PwC are disclosed in the table below:

	FY 2022	FY 2021
Audit Fees	$1,750,000	$2,475,000
Audit Related Fees	—	300,000
Tax Fees	—	200,000
All Other Fees	7,900	2,700
Total PwC Fees	$1,757,900	$2,977,700

Audit Fees

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, issuances of consents and similar matters.

AUDIT-RELATED FEES

Consists of fees for professional services rendered in connection with our secondary offerings completed in fiscal year 2021.

TAX FEES

Consists of fees for professional services for tax advisory and compliance services.

2023 THE AZEK COMPANY Proxy Statement	31	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ALL OTHER FEES

Consists of fees for permitted products and services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended September 30, 2022, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or the PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by PwC in fiscal 2022 and 2021 were pre-approved by our audit committee.

Vote Required; Recommendation of the Board of Directors

The ratification of the appointment of PwC requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in its discretion. Therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

2023 THE AZEK COMPANY Proxy Statement	32	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of directors who each satisfy the independence, financial literacy and other requirements of NYSE listing standards and U.S. federal securities laws.

The primary purpose of the audit committee is to assist our board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditors’ qualifications and independence, (4) the performance of the independent auditors and our internal audit function and (5) other matters as set forth in the audit committee’s charter. The audit committee is further responsible for the appointment and oversight of our independent auditor and is involved in the selection of the independent auditor’s lead audit partner.

Our management has responsibility for preparing our financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. PwC, the audit committee-appointed independent registered public accounting firm for the fiscal year ended September 30, 2022, is responsible for auditing our financial statements and expressing opinions on the conformity of our audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting.

In its role of financial reporting oversight, the audit committee has reviewed and discussed the Company’s audited financial statements for the year ended September 30, 2022 with management and PwC and reviewed and discussed the results of PwC’s examination of the financial statements. The audit committee also discussed with management, PwC and our internal auditors, the quality and adequacy of our internal controls and the processes for assessing and monitoring risk. The audit committee reviewed with both PwC and our internal auditor their audit plans, audit scope and identification of audit risks.

Representatives of PwC attended all regularly scheduled meetings of the audit committee during the year ended September 30, 2022.  The audit committee has discussed with PwC the matters required to be discussed by the PCAOB. The audit committee has also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and has discussed PwC’s independence with PwC. In addition, the audit committee has received written material addressing PwC’s internal quality control procedures and other matters. The audit committee also met with PwC and the head of Internal Audit, with and without management present, to discuss the results of their respective examinations, the reasonableness of significant judgments, the evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. Management has represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Based on the foregoing, the audit committee has recommended to our board of directors that such audited financial statements be included in our 2022 Annual Report as filed with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Sallie B. Bailey (Chairperson)

Fumbi Chima

Howard Heckes

Vernon J. Nagel

Brian Spaly

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

2023 THE AZEK COMPANY Proxy Statement	33	REPORT OF THE AUDIT COMMITTEE

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of January 6, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Jesse Singh	57	Chief Executive Officer, President and Director
Peter Clifford	52	Senior Vice President and Chief Financial Officer
Jonathan Skelly	45	President, Residential Segment
Scott Van Winter	57	President, Commercial Segment
Sandra Lamartine	53	Senior Vice President and Chief Human Resources Officer
Morgan Walbridge	44	Senior Vice President, Chief Legal Officer and Secretary
Samara Toole	57	Senior Vice President and Chief Marketing Officer
Christopher Latkovic	56	Senior Vice President of Operations
Michelle Kasson	52	Vice President and Chief Information Officer
Amanda Cimaglia	39	Vice President, ESG and Corporate Affairs

Jesse Singh, a director since he joined us in June 2016, is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. During his career at 3M, Mr. Singh was involved in running 3M’s worldwide, customer-facing operations, which was comprised of 4,000 shared services, 12,000 sales and 5,000 marketing professionals. He also served as CEO of 3M’s joint venture in Japan and led 3M’s global electronics materials business. Mr. Singh currently serves on the board and as a member of the audit and compensation committees of Carlisle Companies Incorporated. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Peter Clifford is currently serving as our Senior Vice President and Chief Financial Officer and joined us in August 2021. Prior to joining us, Mr. Clifford served as President and Chief Operating Officer, from May 2019 to August 2021, as well as Chief Financial Officer, from March 2015 to May 2019, of Cantel Medical Corp., which was publicly traded until its acquisition by STERIS plc in June 2021. Before joining Cantel Medical Corp., from March 2006 to March 2015, Mr. Clifford held many senior financial positions at IDEX Corporation, including as Chief Financial Officer of IDEX Corporation’s Fluid Metering Technology and Health & Science Technologies Divisions. Mr. Clifford also worked in various financial leadership roles at General Electric Company before joining IDEX Corporation.

Jonathan Skelly is currently serving as our President, Residential Segment and joined us in January 2018. Mr. Skelly has more than 20 years of sales, customer service, strategy, mergers & acquisitions, and integration experience. He most recently served as our Senior Vice President of Customer Experience. Prior to joining us, Mr. Skelly served as Vice President of Corporate Development for W. W. Grainger, Inc., an industrial supply company, from 2010 to December 2017. During that time, Mr. Skelly was responsible for all global and domestic corporate development and mergers and acquisitions. Prior to that, he held a variety of leadership positions including Director of Strategic Business Development for The Home Depot Inc. and Director of Mergers & Acquisitions for Hughes Supply, Inc.

Scott Van Winter is currently serving as our President, Commercial Segment and joined us in January 2017. With more than 25 years of experience in the performance polymers industry, Mr. Van Winter most recently served as Chief Executive Officer and Executive Vice President at Jindal Films Americas, LLC, a leader in the development and manufacture of specialty films, from January 2015 to December 2016, where he led the U.S. and European businesses. Prior to joining Jindal Films America, Mr. Van Winter served as General Manager and Senior Vice President of the Lumirror Polyester Film Division of Toray Plastics (America), Inc., from April 2007 to January 2015, and Vice President of OPS Sheet and Specialty Films for Alcoa KAMA Co. from June 2002 to June 2004.

Sandra Lamartine is currently serving as our Senior Vice President and Chief Human Resources Officer and joined us in April 2021. Ms. Lamartine brings to AZEK more than two decades of experience in organizational design, leadership development and talent management, spanning a number

2023 THE AZEK COMPANY Proxy Statement	34	EXECUTIVE OFFICERS

of industries, including building products, professional services, telecommunications and nutrition/dairy. Most recently, from 2016 to 2021, Ms. Lamartine served as Chief People Officer for Glanbia Nutritionals under Glanbia, Inc. Previously, from 2007 to 2016, Ms. Lamartine held various roles at James Hardie Building Products, including serving as the top HR executive from 2010 to 2016, overseeing initiatives that created a significant reduction in employee turnover, as well as the creation of award-winning development and onboarding programs.

Morgan Walbridge is currently serving as our Senior Vice President, Chief Legal Officer and Secretary. Prior to joining us in February 2021, Ms. Walbridge served as Deputy General Counsel and Secretary of Century Aluminum Company from March 2014 to February 2021. Prior thereto, Ms. Walbridge was Associate General Counsel and Assistant Secretary of Thompson Creek Metals Company from March 2011 to March 2014. Ms. Walbridge began her legal career as a corporate transactional attorney at McDermott, Will & Emery. Ms. Walbridge has over 15 years of experience as a corporate attorney and has spent over a decade in-house at publicly traded companies

Samara Toole is currently serving as our Senior Vice President and Chief Marketing Officer. Prior to joining us in October 2021, Ms. Toole had over 20 years of experience driving growth and building brands for purpose-driven companies in the home, lifestyle, and consumer products industries. Most recently, Toole served as Chief Marketing Officer of California Closet Company, Inc. from November 2014 to April 2021, where she drove significant growth by developing a sophisticated multi-touchpoint marketing strategy, up leveling ecommerce and marketing software tools, and overseeing the production of award-winning content. Prior to that, Ms. Toole served as the Senior Vice President of Marketing for Serena & Lily, Inc., a luxury lifestyle brand, from January 2006 to November 2014, and Ms. Toole held other senior-level roles in the lifestyle and consumer product categories prior thereto.

Christopher Latkovic is currently serving as our Senior Vice President of Operations and joined us in March 2022. From April 2017 to March 2022, Mr. Latkovic served as Head of Global Operations for the Industrial Fluid Solutions business unit within the ContiTech Division of Continental AG where he oversaw manufacturing operations and supply chain for its large network of manufacturing facilities in multiple countries. Mr. Latkovic had a strategic focus on efficiency, Industry 4.0 and growth. Prior to Continental AG, Mr. Latkovic held a number of operations roles at Henkel Corporation, most recently as VP of Operations.

Michelle Kasson is currently serving as our Chief Information Officer and joined us in December 2019. Ms. Kasson has over 25 years of corporate IT experience in the consumer product goods, food and pharmaceutical industries. She most recently served as IT Director at the J.M. Smucker Company for 11 years with responsibilities including enterprise software development, managed service delivery, portfolio development and project execution. Prior to that, Ms. Kasson held a variety of information technology roles at Procter and Gamble, from May 1992 to October 2008.

Amanda Cimaglia is currently serving as our Vice President, ESG and Corporate Affairs. Prior to joining us in January 2021, Ms. Cimaglia was a Managing Director with Solebury Trout’s ESG 360 practice, where she advised private and public companies on the development and communication of ESG strategies, including investor relations and corporate communications initiatives. From 2012 to 2019, Ms. Cimaglia held a variety of roles at Hannon Armstrong, the first U.S. public company solely dedicated to investments in climate solutions, where she most recently served as head of investor relations and ESG. Ms. Cimaglia has served as a member of the ESG working groups for the American Council on Renewable Energy (ACORE), the NYSE and Green Builder.

2023 THE AZEK COMPANY Proxy Statement	35	EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides our stockholders with a description of our executive compensation program and philosophy, the decisions made by our compensation committee and the various factors that the compensation committee considered when making those decisions. We intend for our compensation program to align with the interests of our stockholders as well as our other stakeholders, including our other employees and the communities in which we operate. For fiscal year 2022, our NEOs were:

Jesse Singh	Peter Clifford	Samara Toole	Jonathan Skelly	Morgan Walbridge
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Marketing Officer	President, Residential Segment	Senior Vice President, Chief Legal Officer and Secretary

Fiscal 2022 Company Performance and Pay-for-Performance Alignment

Fiscal Year 2022 Financial Performance Summary

During fiscal year 2022, we continued to execute against our strategy of delivering long-term, sustainable growth and value creation for our stockholders, customers, partners and employees and achieved impressive financial results in an increasingly challenging macroeconomic environment.  Although net income decreased 19% year-over-year to $75.2 million, net sales for the year increased 15.0% year-over-year to $1.36 billion, and Adjusted EBITDA increased 9.8% year-over-year to $301.0 million. Adjusted EBITDA is a non-GAAP financial measure that we use in our incentive programs and should not be considered in isolation or as a substitute for any of our financial measures reported under generally accepted accounting principles, or GAAP. For a discussion of Adjusted EBITDA, including a reconciliation to net income, its closest comparable GAAP measure, see pages 45-48 of our 2022 Annual Report as filed with the SEC on November 29, 2022.

We launched several award-winning new product innovations and completed three tuck-in acquisitions, expanding and strengthening our already industry-leading portfolio. We also adopted our first share repurchase program and returned approximately $81 million in value to our stockholders through repurchases of our common stock during fiscal year 2022. Consistent with both our business and sustainability goals, we diverted approximately 500 million pounds of scrap and waste materials from landfills through our recycling programs and utilized approximately 56% of recycled inputs in our extruded products. We also made meaningful progress against our target of increasing the use of lower cost recycled materials in our products, including increasing our Advanced PVC™ decking technology to an important milestone of 60% recycled content.

FINANCIAL HIGHLIGHTS		COMPANY HIGHLIGHTS	COMPANY HIGHLIGHTS
15.0% Growth	Consolidated Net Sales	~500 MILLION	Pounds of waste and scrap diverted from landfills in FY2022 (halfway to goal of using one billion pounds annually by the end of 2026)

$75.2 million	Net Income	350,000 SQ. FT. FACILITY	Opened a new manufacturing and training facility in Boise, Idaho

$0.49 per share	Net Income per Diluted Share	Acquired and	A designer and manufacturer of high-quality and innovative aluminum pergolas and cabanas A provider of high-quality railing solutions, column wraps, and pergolas

$105.8 million	Cash Flow from Operations	RECEIVED NUMEROUS AWARDS AND RECOGNITIONS

$301.0 million	Adjusted EBITDA

2023 THE AZEK COMPANY Proxy Statement	36	COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2022 Pay-for-Performance Alignment

Pay-for-Performance Philosophy

We believe in paying for performance and that tying a significant portion of our NEOs’ compensation to our long-term financial and growth objectives aligns our NEOs’ interests with those of our stockholders. For each of our annual and long-term incentive programs, we believe that we establish aggressive, but achievable, goals and performance targets to properly incentivize our management team and align management’s interests with the interests of our stockholders. For fiscal year 2022, the following factors highlight our commitment to our pay-for-performance philosophy:

•

Approximately 82% of our Chief Executive Officer’s target compensation and approximately 62% of our other NEOs’ target compensation, on average, was “at risk” in that the ultimate realized value is dependent on the achievement of performance goals or subject to changes in our stock price;

•

Approximately 61% of our Chief Executive Officer’s target compensation and approximately 42% of our other NEOs’ target compensation, on average, was granted in the form of long-term equity incentive compensation, the value of which is linked directly to our share price, further aligning management with the interests of our stockholders; and

•

Approximately 51% of our Chief Executive Officer’s target compensation and approximately 41% of our other NEOs’ target compensation, on average, was contingent upon our achievement of pre-established net sales, Adjusted EBITDA and, in the case of PSUs, return on assets targets.

In each case, target compensation consists of base salary, target annual incentive awards and long-term incentive awards. For more information, see “Compensation Discussion and Analysis—Fiscal Year 2022—Compensation Tables and Narrative Disclosures—Summary Compensation Table.”

Pay-for-Performance Alignment

At the beginning of fiscal year 2022, the compensation committee established performance targets for fiscal year 2022 executive compensation.  Target net sales and Adjusted EBITDA goals for fiscal year 2022 were set at approximately $1.37 billion and $325 million, respectively, reflecting approximately 16.5% and 18.5% growth for such metrics year-over-year, and were intended to meet or exceed our annual guidance for the year and what the compensation committee considered appropriately challenging but reasonably achievable expectations for our performance at the time such targets were set.  Actual results for fiscal year 2022 reflected approximately 15% net sales growth and approximately 10% Adjusted EBITDA growth year-over-year, below the annual incentive plan targets established by our compensation committee.

Consistent with our pay-for-performance philosophy and after adjustment for certain acquisitions not contemplated at the time our financial performance targets were established, our annual incentive plan for fiscal year 2022 paid out at approximately 63% of target for the financial performance component, compared to approximately 200% for fiscal year 2021.  The financial performance component of the annual incentive awards for our NEOs makes up 75% of the total target awards.

Further, a decline in our stock price during fiscal year 2022 has correspondingly decreased the value of the long-term equity compensation previously granted to our executives. For example, the ultimate value of RSUs granted to our NEOs in fiscal year 2022 is linked directly to our share price. During fiscal year 2022, the value of the RSUs granted to our NEOs decreased by approximately 60%. Further, as a result of the decline in our stock price, all of the stock options awarded to our NEOs to date have exercise prices above the share price of our Class A common stock as of September 30, 2022. Such options will only provide value to our NEOs if our share price rises above the options’ exercise prices in the future. Finally, while no PSUs have reached the end of their performance periods to date, our performance over fiscal year 2022 will impact their eventual value upon vesting, thereby continuing to align our NEOs’ compensation to the value delivered to our stockholders.

2023 THE AZEK COMPANY Proxy Statement	37	COMPENSATION DISCUSSION AND ANALYSIS

CEO Target Compensation vs. Realizable Compensation

The following chart illustrates our pay-for-performance compensation philosophy by comparing our CEO’s fiscal years 2022 and 2021 total target compensation to his realizable compensation over the same period, shown against our common stock price performance during the fiscal year. Realizable compensation includes (i) base salary paid during the fiscal year, (ii) cash bonus compensation paid during the fiscal year, excluding annual incentive award amounts, (iii) actual earned annual cash incentive award amounts paid for the fiscal year, (iii) the value of long-term incentive awards granted during the fiscal year, measured as of the end of the fiscal year, and (iv) all other compensation actually paid or received for the fiscal year.

Compensation Philosophy

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value.

Consistent with this philosophy, performance-based compensation represented a significant portion of our NEO’s target total direct compensation for fiscal 2022.  In particular, 100% of the cash incentive awards paid to our NEOs under our annual incentive plan are tied to pre-established financial and/or individual performance goals designed to be aligned with our operational and long-term strategic initiatives.  In addition, 50% of the equity awards granted to our NEOs under our 2022 long-term incentive compensation program were PSUs, which vest based on pre-established financial goals and are awarded to incentivize achievement of our financial and performance goals over a multi-year timespan and tie our NEOs’ compensation to those goals. 25% of such awards are granted in the form of stock options, which are awarded to motivate our NEOs by ensuring that they only have value to the extent the market price of our Class A common stock increases. The remaining 25% of such awards are granted in the form of RSUs, which are awarded in order to motivate our NEOs to continue their employment with us for many years. Our compensation committee believes that this balancing of RSUs, PSUs and stock options appropriately motivates our NEOs in furtherance of our success and our stockholders’ realization of value.

We assess the market competitiveness of our executive compensation program based on peer group data to deliver a total package consisting of base salary, annual incentive awards, long-term incentive awards, retirement benefits and other perquisites intended to be competitive for the relevant market for executive talent and closely aligned with the interests of our stockholders. The compensation committee may position an executive’s target compensation below or above the median range to balance our overall performance and the individual performance of our executive officers with our pay-for-performance philosophy. In setting target compensation levels, the compensation committee also considers an executive’s experience and skill set, among other factors.

2023 THE AZEK COMPANY Proxy Statement	38	COMPENSATION DISCUSSION AND ANALYSIS

Roles and Responsibilities

Role of the Compensation Committee

Our compensation committee is primarily responsible for establishing and overseeing our general compensation strategy. In addition, the compensation committee oversees our compensation and benefit plans and policies, administers our omnibus equity incentive plan and reviews and approves compensation decisions relating to our executive officers, including our Chief Executive Officer. Our compensation committee has structured our executive compensation program to align with a compensation philosophy that is based on several objectives, including instilling an ownership culture and linking the interests of our executive officers with those of our stockholders and our other stakeholders; paying for performance; rewarding executive officers for achievement of both our annual and longer-term financial and key operating goals; and facilitating the attraction, motivation and retention of highly talented executive leaders. In addition to structuring our overall executive compensation program, our compensation committee routinely reviews, with the assistance of management and our independent compensation consultant, the actual compensation of our executive officers in the context of both our corporate goals and performance and our performance relative to our peers, as well as our peers’ executive compensation levels and programs. Further, our compensation committee reviews and approves annual grants and other incentive compensation awarded to our executive officers and certain other key employees, ensures that proper due diligence, deliberations and reviews of our executive compensation and overall compensation philosophy and strategy are conducted and oversees risks associated with our compensation practices. For more information regarding our compensation committee’s management and oversight of compensation-related risks, see “Corporate Governance—Role of the Board in Risk Oversight; Cybersecurity Risk”.

While our compensation committee reviews our executive compensation programs throughout the year, decisions with respect to salary increases, annual incentives and long-term incentives, including the metrics and goals used to measure the performance of our executive officers and other employees, are typically made during the first fiscal quarter of each fiscal year. These decisions follow discussions that our compensation committee holds with and without management and our independent compensation consultant. In determining annual and long-term compensation amounts, our compensation committee reviews our performance over the prior year and, more generally, the performance of each individual executive officer. In determining our Chief Executive Officer’s compensation, our compensation committee considers, among other things, our performance relative to our peers, the value of incentive awards granted to Chief Executive Officers of our peers and the value of awards granted to our Chief Executive Officer in prior years. Consideration is also given to compensation elements such as bonuses and perquisites, if any. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Chief Executive Officer makes such recommendations regarding base salary and short-term and long-term compensation for our executive officers based on our results, an executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties and his or her achievement of individual goals. Our compensation committee then reviews the recommendations and other data, including various compensation survey data and publicly available data of our peers, and makes decisions as to the target total direct compensation for each executive officer, including our Chief Executive Officer, as well as each individual compensation element. While our Chief Executive Officer typically attends meetings of the compensation committee, the compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters.

Role of Management

Management, and in particular our Chief Executive Officer, consults with our compensation committee with respect to our overall compensation philosophy, our compensation programs and objectives and compensation decisions with respect to individual executives and other employees. Management also presents regularly to the compensation committee with respect to our performance and strategy, both in order to keep the compensation committee apprised of how our performance will impact outstanding incentive awards and to inform the compensation committee with respect to future compensation decision-making. Management also provides the compensation committee with individual evaluations of each executive officer in connection with determining such officer’s achievement of personal objectives and such officer’s target compensation for the following fiscal year.

Role of the Independent Compensation Consultant

Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. For fiscal year 2022, our compensation committee retained Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant. FW Cook primarily advised the compensation committee with respect to our compensation philosophy and objectives, our determination of appropriate peers for benchmarking executive compensation levels and practices, market pay levels, our executive compensation risk assessment, the positioning of our director and executive compensation policies within these frameworks, the forms of long-term incentive awards issued to our directors and executive officers, and our compensation-related proxy disclosure. The compensation committee consulted with FW Cook regularly throughout the year, and one or more representatives of FW Cook attended portions of our compensation committee meetings. The compensation committee considered the information presented by its independent compensation consultant, but all decisions regarding the compensation of our executive officers were made independently by the compensation committee. In fiscal year 2022, in compliance with SEC and NYSE rules, the compensation committee assessed the independence of FW Cook and concluded that no conflict of interest exists that would

2023 THE AZEK COMPANY Proxy Statement	39	COMPENSATION DISCUSSION AND ANALYSIS

prevent FW Cook from independently advising the compensation committee. FW Cook did not provide any services to us in fiscal year 2022 other than the services provided directly to the compensation committee.

Benchmarking

Each year, our compensation committee, with the advice of our independent compensation consultant, evaluates each of our NEO’s total direct compensation opportunity, which reflects that executive’s base salary and target award amounts under both our annual incentive and long-term incentive plans, as well as the form of such long-term incentive awards, against total direct compensation opportunities for comparable executives of similarly-situated companies. The compensation committee does not necessarily set total compensation opportunities for our NEOs to be higher or lower than any specific peer company, nor does the compensation committee restrict compensation of our NEOs to any particular range based on our peers. The compensation committee does take such peers into consideration to determine whether our NEOs’ individual total compensation opportunities are reasonable and appropriate in the context of such executive’s background, performance, tenure with the Company and other factors. We strive to balance offering competitive compensation to attract and retain the best talent available with ensuring that such compensation remains aligned with our stockholders’ and other stakeholders’ objectives and best interests. As discussed in last year’s proxy statement, we made certain changes to the peer group from the one used for fiscal year 2021. The companies included in our peer group for fiscal years 2022 and 2023 total direct compensation opportunity benchmarking purposes are below. As of the time when fiscal year 2022 compensation decisions were made, our revenue approximated the 25th percentile of the peer group, and our market capitalization approximated the median of our peer group.

A.O Smith Corporation	Floor & Décor Holdings, Inc.	Pool Corporation
AAON, Inc.	Gibraltar Industries, Inc.	RH
Advanced Drainage Systems	Installed Building Products, Inc.	Simpson Manufacturing Co., Inc.
American Woodmark Corporation	James Hardie Industries plc	SiteOne Landscape Supply, Inc.
Armstrong World Industries, Inc.	Lennox International Inc.	Trex Company, Inc.
CSW Industrials, Inc.	Masonite International Corporation
Eagle Materials Inc.	PGT Innovations, Inc.

Elements of Executive Compensation

Our executive compensation program is made up of the following principal components.  Detailed narratives of these compensation elements are provided below under "—2022 NEO Compensation Details."

Base Salary	Annual Incentive	Long-Term Incentives
Base salaries provide a fixed level of compensation for our executive officers and are designed to attract and retain talented executives and to provide a competitive and stable component of income.	Our annual incentive provides a competitive incentive opportunity for achieving financial performance and operational objectives over a one-year performance period.	Long-term incentives are composed of RSUs, PSUs and stock options. For our NEOs, PSUs comprise 50% of the overall award, with RSUs and stock options each comprising 25%.

2022 NEO Compensation Details

Base Salary

Base salaries are designed to be competitive and fairly compensate our executive officers, including our NEOs, for the responsibility level of each respective position. Our compensation committee reviews the salaries of our executive officers annually to determine whether adjustments are appropriate.  In determining the base salaries for our executive officers, our compensation committee reviews each individual’s role and responsibilities, previous year’s salary and individual performance, as well as the base salaries of similarly situated executives at comparable companies from peer group and survey data. Annual adjustments are generally effective in January, but our compensation committee may also review the salaries of our executive officers in connection with a promotion or other change in responsibility.

The annual base salaries of the NEOs as of the end of fiscal year 2022 were $825,000 for Mr. Singh, $600,000 for Mr. Clifford, $400,000 for Ms. Toole, $440,000 for Mr. Skelly, and $390,000 for Ms. Walbridge. Mr. Singh received a merit-based base salary increase of 4.3% for fiscal year 2022 as

2023 THE AZEK COMPANY Proxy Statement	40	COMPENSATION DISCUSSION AND ANALYSIS

compared to his base salary for fiscal year 2021, and each of Mr. Skelly and Ms. Walbridge received a merit-based base salary increase of 3% for fiscal year 2022 as compared to their base salary for fiscal year 2021. Mr. Clifford and Ms. Toole did not receive an increase because they each began employment with us shortly before or shortly after the start of fiscal year 2022. Base salaries for Mr. Skelly and Ms. Walbridge also reflect increases from $407,050 and $360,000, respectively, to $440,000 and $390,000, respectively, as part of their respective promotions during fiscal year 2022.

Annual Incentive

Our annual incentive compensation is composed of cash compensation payable during the first fiscal quarter following the completion of each fiscal year. Annual incentive compensation is designed to motivate and reward achievement of corporate annual performance goals established by our compensation committee as well as performance with respect to annual goals of each individual executive officer. In determining an executive officer’s actual annual incentive compensation payable following any particular fiscal year, our compensation committee measures the actual outcomes for each performance metric as compared to the pre-established, target goals, adjusting for matters such as material acquisitions as the compensation committee deems appropriate. For more information regarding our alignment of our NEO’s compensation to our performance for fiscal year 2022, see “—Overview of Fiscal 2022 Company Performance and Pay-for-Performance Alignment.” The annual incentive compensation paid to each of our NEOs for fiscal year 2022, including the methodology used to calculate such compensation, is described below.

TARGET INCENTIVE OPPORTUNITIES

For our executive officers, 75% of each individual’s target annual incentive award is determined by reference to corporate objectives, which can be Company-wide, based on such individual’s specific operating segment or a combination of both, and 25% of each individual’s annual incentive award is based upon individual performance relative to individual goals established at the beginning of that fiscal year, including ESG goals. 10% of each executive officer’s annual incentive compensation opportunity is tied to ESG objectives, highlighting our commitment to our ESG goals and performance. Payouts between threshold, target and maximum financial performance levels are generally interpolated on a straight-line basis, provided that the increase in payout between target and maximum levels is accelerated as compared to the increase between threshold and target levels to further incentive our executive officers and other employees to achieve our more ambitious goals.  The target opportunity for fiscal year 2022 for each of the NEOs was as follows:

Named Executive Officer	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)(1)
Jesse Singh	110%	930,887
Peter Clifford	75%	467,308
Samara Toole	50%	192,308
Jonathan Skelly(2)	50%	154,735
Jonathan Skelly(3)	65%	76,671
Morgan Walbridge(2)	40%	98,462
Morgan Walbridge(3)	50%	67,500

(1)

Target annual incentive amounts are based on base salary paid during the fiscal year, rather than on the annualized base salary rate as in effect at the end of the fiscal year. Fiscal year 2022 included 27 payroll dates instead of the usual 26 bi-weekly payroll dates.

(2)	Reflects the NEO’s target annual incentive award for the period prior to his or her promotion during fiscal year 2022.
(3)	Reflects the NEO’s target annual incentive award for the period following his or her promotion during fiscal year 2022.

FINANCIAL PERFORMANCE OBJECTIVES

For the fiscal year 2022, the financial performance component of the annual incentive opportunities was determined based on our Adjusted EBITDA and net sales, excluding the impact of certain acquisitions in fiscal year 2022, and which accounted for 50% and 25%, respectively, of each NEO’s aggregate annual incentive opportunity, except for Mr. Skelly ‘s prorated annual incentive opportunity following his promotion. Mr. Skelly’s prorated annual incentive opportunity following his promotion was determined based on the Adjusted EBITDA and net sales of each of the Company and of the Residential segment, where each Adjusted EBITDA metric accounted for 25% of the aggregate prorated annual incentive opportunity and each net sales metric accounted for 12.5%. These metrics and their assigned weights were designed to motivate and reward our NEOs for achieving our fiscal year 2022 financial and operational objectives. We view each of these metrics as critical to driving sustainable stockholder value creation and continuing to grow our business.

The compensation committee uses a sliding scale to determine the payout against our financial performance.  With respect to our Company-wide financial performance goals, for fiscal year 2022, the minimum threshold for any payment was 90% and 87% of target performance for our net sales and Adjusted EBITDA, respectively, performance below which would result in a payout of 0% of the target for that performance factor. Performance

2023 THE AZEK COMPANY Proxy Statement	41	COMPENSATION DISCUSSION AND ANALYSIS

at target would result in a payout of 100% the target payment for that factor, and the maximum payout was capped at 200% of the target payment if 113% and 119%, respectively, or more of the target performance was achieved. Performance falling within the ranges above are interpolated on a straight-line basis. Target net sales and Adjusted EBITDA performance for fiscal year 2022 reflected 16.5% and 18.5% growth for such metrics year-over-year and were intended to meet or exceed our annual guidance for the year and what the compensation committee considered appropriately challenging but reasonably achievable expectations for our performance at the time such targets are set. Each year, the compensation committee sets the performance ranges based upon the best available information and makes an informed decision as to where the threshold, target and maximum performance levels should be set. A similar methodology was applied for our Residential segment, which is described in more detail in the second succeeding table below.

The financial performance objectives and actual fiscal 2022 performance as determined for purposes of the annual incentive awards to each NEO, other than for Mr. Skelly following his promotion during fiscal year 2022 were as follows:

		Performance Targets and Results (Dollar values in millions)(1)				Payout Factor
Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance(2)	Unweighted	Weighted
Company Adjusted EBITDA	50%	$282.8	$325.0	$386.0	$291.2	60.0%	30.0%
Percentage of Target		50%	100%	200%
Company Net Sales	25%	$1,236.2	$1,373.5	$1,554.3	$1,292.3	70.4%	17.6%
Percentage of Target		50%	100%	200%
					Company Performance Factor:		47.6%

(1)

Performance between levels is generally interpolated on a straight-line basis. See “—Elements of Executive Compensation—Annual Incentive” for more information. If the threshold amount is not achieved for a particular metric, no amount is to be paid for that metric.

(2)	Fiscal year 2022 actual performance was measured excluding the impact of certain acquisitions in fiscal year 2022.

The financial performance objectives and actual fiscal year 2022 performance of Mr. Skelly’s post-promotion annual incentive award were as follows:

		Performance Targets and Results(1) (Dollar values in millions)				Payout Factor
Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance(2)	Unweighted	Weighted
Company Adjusted EBITDA	25.0%	$282.8	$325.0	$386.0	$291.2	60.0%	15.0%
Percentage of Target		50%	100%	200%
Company Net Sales	12.5%	$1,236.2	$1,373.5	$1,554.3	$1,292.3	70.4%	9%
Percentage of Target		50%	100%	200%
					Company Performance Factor:		23.8%

Residential Segment Adjusted EBITDA	25.0%	$327.2	$376.1	$428.1	$313.5	0.0%	0%
Percentage of Target		50%	100%	200%
Residential Segment Net Sales	12.5%	$1,106.2	$1,229.1	$1,399.9	$1,105.4	0.0%	0%
Percentage of Target		50%	100%	200%
				Residential Segment Performance Factor:			0%

(1)

Performance between levels is generally interpolated on a straight-line basis. See “—Elements of Executive Compensation—Annual Incentive” for more information. If the threshold amount is not achieved for a particular metric, no amount is to be paid for that metric.

(2)	Fiscal year 2022 actual performance was measured excluding the impact of certain acquisitions in fiscal year 2022.

INDIVIDUAL PERFORMANCE OBJECTIVES

For the remaining annual incentive payout, 15% was determined by our compensation committee based on the NEOs’ individual performance relative to individual goals established at the beginning of the fiscal year, and 10% was determined based on such NEO’s individual contributions to the achievement of our ESG goals. The maximum award that an NEO can earn for the individual performance component was 130% of the target incentive attributable to this metric, which maximum is intended to reward exceptional performance. Our compensation committee considers each NEO’s individual performance to pre-established goals throughout the year and makes final determinations following each fiscal year end.

2023 THE AZEK COMPANY Proxy Statement	42	COMPENSATION DISCUSSION AND ANALYSIS

Individual performance results for each of our NEOs for fiscal year 2022 reflect, among other accomplishments:

•

for Mr. Singh, his successful leadership navigating the Company through a challenging macro-economic environment and a period of historically high inflationary pressures; the achievement of strong year-over-year financial results, including 15% net sales growth and 10% Adjusted EBITDA growth; the achievement of approximately 12% net sales growth year-over-year within the Residential segment and double-digit net sales and Adjusted EBITDA growth in our Commercial segment, the successful completion and integration of three strategic acquisitions, which continue to drive our recycle initiatives and expansion into adjacent markets; successfully returning approximately $81 million in value to our stockholders through repurchases of our common stock under our first share repurchase program; significant stockholder and investor outreach efforts during fiscal year 2022, including our inaugural investor day; the successful opening of our new manufacturing facility in Boise, Idaho, significantly increasing the Company’s production capacity; the successful transition of executive team leaders; and the successful achievement of the Company’s ESG goals;

•

for Mr. Clifford, the achievement of strong year-over-year financial results through a challenging macro-economic environment, including Mr. Clifford’s successful completion and integration of three strategic acquisitions, which continue to drive our recycle initiatives and expansion into adjacent markets; successfully returning approximately $81 million in value to our stockholders through repurchases of our common stock under our first share repurchase program; the successful leadership managing inflationary pressures and channel inventory reductions; the successful leadership of our investor relations function, including our inaugural investor day and significant stockholder and investor outreach efforts during fiscal year 2022; and the successful refinancing of our $600 million term loan facility;

•

for Ms. Toole, her leadership across our full suite of integrated marketing programs that resulted in increased brand awareness & product usage; achievement of meaningful year-over-year growth in leads, sample orders and website conversion; the implementation of a TimberTech brand refresh; and developing a strategy for a testimonial brand marketing campaign across television, radio, print and social media;

•

for Mr. Skelly, his successful leadership of the Residential segment during a challenging macro-economic environment; the achievement of approximately 12% net sales growth year-over-year within the Residential segment; and leading the integration of our acquisitions of StruXure Outdoor and INTEX Millwork Solutions; and

•

for Ms. Walbridge, the successful negotiation and execution of three strategic acquisitions during fiscal year 2022 as well as the refinancing of our $600 million term loan facility; the successful execution of our 2022 Annual Meeting, and the implementation of governance best practices, including proposals to declassify our board of directors and to remove certain supermajority voting provisions from our Certificate; and her leadership and oversight over the legal department and our obligations as a public company.

For each of our NEOs, such NEO’s ESG-related performance was determined primarily in connection with our completion and communication of our annual ESG report and our Company-wide development of both our ESG as well as our diversity, equity and inclusion programs. Mr. Singh’s ESG-related performance was also determined based on our continued strong safety performance, the exemplary diversity of the executive management team, as well as the number of awards and other recognitions received by the Company for its commitments to ESG and DEI initiatives.

After considering each NEO’s self-assessment and an assessment by the Chief Executive Officer (for Messrs. Clifford and Skelly and Mses. Toole and Walbridge), our compensation committee determined that our NEOs achieved their individual performance goals as follows:

Name	Non-ESG Component	ESG Component
Jesse Singh	115%	115%
Peter Clifford	100%	100%
Samara Toole	100%	100%
Jonathan Skelly	115%	100%
Morgan Walbridge	100%	115%

2023 THE AZEK COMPANY Proxy Statement	43	COMPENSATION DISCUSSION AND ANALYSIS

After incorporating the results of the financial and individual performance components, our compensation committee approved the following payouts for fiscal year 2022:

	75% of Annual Incentive		25% of Annual Incentive
	Company Component ($)	Residential Segment Component ($)	Individual Performance Component ($)	2022 Target Annual Incentive ($)	2022 Earned Annual Incentive ($)	Percentage of Target Paid
Jesse Singh	442,860	N/A	267,630	930,887	710,490	76%
Peter Clifford	222,317	N/A	116,827	467,308	339,144	73%
Samara Toole	91,488	N/A	48,077	192,308	139,565	73%
Jonathan Skelly(1)	73,614	N/A	42,165	154,735	115,779	75%
Jonathan Skelly(2)	18,237	—	20,893	76,671	39,130	51%
Morgan Walbridge(1)	46,842	N/A	26,092	98,462	72,934	74%
Morgan Walbridge(2)	32,112	N/A	17,888	67,500	50,000	74%

(1)

Reflects the NEO’s annual incentive award for the period prior to his or her promotion during fiscal year 2022, which accounts for approximately 75% of the total award for Mr. Skelly and approximately 59% of the total award for Ms. Walbridge.

(2)

Reflects the NEO’s annual incentive award for the period following his or her promotion during fiscal year 2022, which accounts for approximately 25% of the total award for Mr. Skelly and 41% of the total award for Ms. Walbridge.

Long-Term Incentives

FISCAL YEAR 2022 LONG-TERM INCENTIVES

Our compensation committee administers our long-term incentive compensation program and approves grants of equity awards to each of our NEOs in the form of RSUs, PSUs and stock options. In determining the value of each grant, the compensation committee first determines the target dollar value that the grant will be equal to. In determining the target value, the compensation committee reviews market practice of comparable companies, historical values used for that executive officer and officers who have performed the same or similar roles and that individual’s performance and expectations for future contributions to our business. The compensation committee also considers the aggregate cost of executive compensation, share usage under our 2020 Plan and potential dilution to our stockholders. Once a dollar value for a particular long-term incentive award is established, the compensation committee grants a number of RSUs, PSUs and stock options such that the value of the PSUs is equal to approximately 50% of the total long-term incentive award dollar value and the values of the RSUs and stock options are each equal to approximately 25% of the total long-term incentive award dollar value. The RSUs and stock options typically vest, subject to continued service through the applicable vesting date, in equal annual increments over a three-year period. Stock options have exercise prices based on the closing price of our Class A common stock on the grant date. PSUs cliff vest, subject to the achievement and certification by the compensation committee of specified performance objectives and continued employment by the NEO, following the third anniversary of the grant date. For more information regarding our alignment of our NEO’s compensation to our performance for fiscal year 2022, see “—Overview of Fiscal 2022 Company Performance and Pay-for-Performance Alignment.”

The long-term incentive compensation awarded to each of our NEOs for fiscal year 2022 is set forth below. The values set forth below reflect award values as determined by the compensation committee and may differ slightly from their grant date fair values, typically due to rounding and truncating of shares and stock options. Annual long-term incentive awards for a fiscal year are determined by our compensation committee and awarded during the first fiscal quarter of that fiscal year. In addition, for each of Mr. Skelly and Ms. Walbridge, the values set forth below include long-term incentive awards granted in connection with their respective promotions in fiscal year 2022 in order to reflect their long-term incentive award values had they been in their respective new positions since the beginning of the fiscal year. For Mr. Skelly, this award had a grant date fair value of $75,000. For Ms. Walbridge, this award had a grant date fair value of $95,000.

	Stock Options ($)	RSUs ($)	PSUs ($)	Total ($)
Jesse Singh	700,000	700,000	1,400,000	2,800,000
Peter Clifford	250,000	250,000	500,000	1,000,000
Samara Toole	100,000	100,000	200,000	400,000
Jonathan Skelly	118,750	118,750	237,500	475,000
Morgan Walbridge	23,750	111,250	135,000	270,000

2023 THE AZEK COMPANY Proxy Statement	44	COMPENSATION DISCUSSION AND ANALYSIS

The PSUs vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our cumulative net sales (45% weighting), cumulative Adjusted EBITDA (45% weighting) and average return on net tangible assets, defined as our Adjusted EBITDA less depreciation divided by our average total tangible assets for the vesting period, (10% weighting) are met during the applicable three-year performance period. For each of the net sales and Adjusted EBITDA metrics, payout is at 100% if the target goal is achieved, payout is 50% of target if threshold performance is achieved and maximum payout is equal to 200% if stretch goals are achieved. For the average return on net tangible assets metric, payout is equal to 100% if the target goal is met or exceeded, and there is no payout if the target goal is not met.

Special One-Time Payments

In fiscal year 2022, Ms. Toole received RSUs with a grant date fair value of approximately $400,000 granted in connection with her commencement of employment with us in October 2021.  Ms. Walbridge received a retentive equity grant, consisting of 50% PSUs, 25% RSUs and 25% stock options, with a grant date fair value of approximately $205,000 in connection with her promotion in fiscal year 2022.

Other Compensation and Benefits

Employee Benefits

The NEOs participate in a variety of insurance plans, including medical and dental welfare benefits on the same basis as our other employees. In lieu of long-term disability benefits provided to other executives, Mr. Singh is entitled, pursuant to his employment agreement, to a long-term disability insurance policy funded by us that provides a monthly benefit of $25,000 in the event of total and permanent disability. We offer reimbursement for physicals to certain of our employees, including the NEOs. We also offer financial and tax consulting and preparatory services to our executive officers, including our NEOs.

Retirement Plans

We maintain a tax-qualified defined contribution plan, the AZEK Company 401k Plan, in which all employees may contribute up to 100% of his or her salary, subject to Internal Revenue Code limits. We match 100% of the first 1% of an employee’s salary contributed to the 401k Plan and 50% of the next 5%, for a total matching contribution of 3.5% on the first 6% of an employee’s salary contributed to the 401k Plan. The NEOs are eligible to participate in the 401k Plan on the same terms as other participating employees.

Stock Ownership Policy and Hedging/Pledging Restrictions

Our NEOs are subject to our executive officer stock ownership policy as well as restrictions on hedging and pledging shares of our capital stock. For more information, see “Corporate Governance—Stock Ownership Policy” and “Corporate Governance—Hedging and Pledging Policies, Derivatives Trading.”

Clawback Policy

In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. securities laws, our board of directors or an appropriate committee of the board may, in its discretion, direct us to recover from any executive officer the amount of erroneously awarded cash or equity incentive-based compensation to the extent permitted by governing law. We will revise our existing clawback policy or adopt an additional clawback policy that complies with the NYSE listing standards within the required timeframe.

Termination and Change-in-Control Benefits

The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “Fiscal Year 2022—Compensation Tables and Related Disclosures—Potential Payments and Benefits upon Termination or Change-in-Control.” We provide our NEOs with these severance and change-in-control benefits to assist us in recruiting and retaining talented individuals and to help us ensure the continued focus and dedication of our NEOs, notwithstanding any concern that they may have regarding their continued employment, including prior to or following a change in control transaction.

Other Compensation and Benefits

Other compensation for fiscal year 2022 includes items as set forth under “—Fiscal Year 2022—Compensation Tables and Related Disclosures—Summary Compensation Table.”

2023 THE AZEK COMPANY Proxy Statement	45	COMPENSATION DISCUSSION AND ANALYSIS

Tax Considerations

The compensation committee considers tax deductibility and other tax implications when designing our executive compensation program. However, the compensation committee believes that there are certain circumstances where the provision of compensation that is not fully tax deductible, including by reason of Section 162(m) of the Internal Revenue Code, is more consistent with our compensation philosophy and objectives. The compensation committee retains discretion and flexibility to award non-deductible compensation to our NEOs as it deems appropriate and in furtherance of its compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of the compensation committee is, nor has ever been, an officer or employee of our Company.

2023 THE AZEK COMPANY Proxy Statement	46	COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2022 Annual Report.

Respectfully submitted by the members of the compensation committee of the board of directors:

Gary Hendrickson (Chairperson)

Natasha Li

Vernon J. Nagel

Ashfaq Qadri

2023 THE AZEK COMPANY Proxy Statement	47	COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2022 – Compensation Tables and Related Disclosures

Summary Compensation Table

The following table provides compensation information for fiscal years 2022, 2021 and 2020 for each of our NEOs, except in the case of Mses. Toole and Walbridge, who were not NEOs in fiscal years 2021 and 2020, and Messrs. Clifford and Skelly, who were not NEOs in fiscal year 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation (4)	Total ($)(5)
Jesse Singh	2022	815,678	—	2,100,061	700,002	710,490	62,527	4,388,758
President and Chief	2021	790,974	576,505	1,950,066	650,010	1,425,463	80,228	5,473,246
Executive Officer	2020	764,648	688,541	25,028,771	7,882,489	1,150,893	28,922	35,544,264
Peter Clifford	2022	600,000	—	750,022	250,014	339,144	371,140	2,310,320
Senior Vice President and	2021	80,769	—	908,655	1,401,094	105,535	15,595	2,511,648
Chief Financial Officer
Samara Toole	2022	396,713	—	700,073	100,012	139,565	78,727	1,415,090
Chief Marketing Officer
Jonathan Skelly	2022	412,109	—	356,324	118,767	154,909	26,103	1,068,212
President, Residential Segment	2021	395,201	—	281,288	93,751	344,252	47,400	1,161,892
	2020	382,046	—	3,859,723	1,661,923	287,514	10,481	6,201,687
Morgan Walbridge	2022	367,534	—	400,073	75,009	122,934	30,498	996,048
Senior Vice President and
Chief Legal Officer and Secretary
(1)

The amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted during the fiscal year, computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board, or FASB ASC 718. The aggregate grant date fair values for PSUs are shown based on the probable outcome of the applicable performance criteria as of the grant date, which was “target” level achievement for fiscal years 2022 and 2021. Assuming maximum level of achievement, the grant date fair value of the PSUs for fiscal year 2022 for each of Messrs. Singh, Clifford and Skelly would be $2,660,052, $950,002 and $451,333, respectively, and for each of Mses. Toole and Walbridge would be 380,064 and $451,311, respectively.  Assuming maximum level of achievement, the grant date fair value of the PSUs for fiscal year 2021 for each of Messrs. Singh and Skelly would be $2,470,062 and $356,298, respectively.

The amounts in this column for fiscal year 2020 reflect incremental compensation expense on restricted stock issued in connection with the conversion of Profits Interests in connection with our IPO, and, for Mr. Skelly, RSUs granted with a grant date fair value, computed in accordance with FASB ASC 718, of $750,007, granted on June 16, 2020 in connection with our IPO. For Mr. Singh, amounts in this column do not reflect new stock awards and are solely related to pre-IPO compensation arrangements

(2)

The amounts in this column reflect the aggregate grant date fair value of stock options granted during the fiscal year. The grant date fair value of the stock options was computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the compensation cost of these awards, see Note 14 to our Consolidated Financial Statements for the year ended September 30, 2022 included in our 2022 Annual Report, Note 13 to our Consolidated Financial Statements for the year ended September 30, 2021 included in our 2021 Annual Report and Note 12 to our Consolidated Financial Statements for the year ended September 30, 2020 included in our 2020 Annual Report.

(3)	The amounts in this column represent annual incentive cash awards earned under our annual incentive program. See “—2022 NEO Compensation Details—Annual Incentive.”
(4)

The amounts shown in the “All Other Compensation” column for the year ended September 30, 2022 comprise a monthly cell phone stipend; insurance premiums with respect to a long-term disability policy paid on behalf of Mr. Singh; group term life insurance premiums; matching contributions under the AZEK Company 401(k) Plan, or the 401(k) Plan; HSA employer matching contributions; certain expenses related to Mr. Singh’s and Ms. Toole’s commutes to our headquarters in Chicago of $20,711 and $49,500, respectively; expenses related to financial and tax counseling services for our executive officers of $15,000 for each NEO; relocation costs for Mr. Clifford’s relocation to Chicago of $335,656; and executive physical costs and certain de minimis gift card benefits.

(5)

A significant portion of our NEOs’ compensation is awarded in the form of long-term incentive compensation. Fiscal year 2021 was the first fiscal year wherein our NEOs were awarded annual long-term incentive compensation as part of our annual compensation review process at the outset of the fiscal year. Prior to fiscal year 2021, we had either been a private company or we had recently completed our IPO, and we had not yet awarded long-term incentive equity grants on an annual basis. A significant portion of our NEOs’ equity awards while we were a private company were subject to performance-based vesting conditions that were achieved in connection with our IPO or shortly thereafter as a result of a secondary offering we completed in September 2020. We recognized an accounting modification related to these performance-based awards in connection with our IPO. For this reason, our NEOs’ long-term incentive compensation for fiscal years 2022 and 2021 is lower than the long-term incentive compensation value reported for fiscal year 2020. We expect that our NEOs’ regular annual long-term incentive compensation values will more closely resemble that of fiscal years 2022 and 2021 in future years, subject to decisions made by our compensation committee, our performance and other business, financial, operational and strategic changes. Our CEO’s compensation for fiscal year 2020 was particularly impacted by our IPO, the secondary offering in September 2020 and the resulting accounting modification.

2023 THE AZEK COMPANY Proxy Statement	48	COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan Based Awards

The following table shows information regarding the long-term incentive awards granted to our NEOs in fiscal year 2022.

		Grant	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)(3)	options (#)(4)	awards ($/Sh)	awards ($)(5)
Jesse Singh			107,052	930,887	1,698,869
	11/19/2021	11/16/2021								42,373	41.21	700,002
	11/19/2021	11/16/2021				16,987	33,973	64,549				1,400,027
	11/19/2021	11/16/2021							16,987			700,034
Peter Clifford			53,740	467,308	852,837
	11/19/2021	11/16/2021								15,134	41.21	250,014
	11/19/2021	11/16/2021				6,067	12,133	23,053				500,001
	11/19/2021	11/16/2021							6,067			250,021
Samara Toole			22,115	192,308	350,962
	11/01/2022	09/13/2021							10,713			400,023
	11/19/2021	11/16/2021								6,054	41.21	100,012
	11/19/2021	11/16/2021				2,427	4,854	9,223				200,033
	11/19/2021	11/16/2021							2,427			100,017
Jonathan Skelly			26,612	231,406	422,316
	11/19/2021	11/16/2021								6,054	41.21	100,012
	11/19/2021	11/16/2021				2,427	4,854	9,223				200,033
	11/19/2021	11/16/2021							2,427			100,017
	07/01/2022	05/05/2022								2,494	17.39	18,755
	07/01/2022	05/05/2022				1,079	2,157	4,098				37,510
	07/01/2022	05/05/2022							1,079			18,764
Morgan Walbridge			19,086	165,962	302,881
	11/19/2021	11/16/2021				1,062	2,124	4,036				87,530
	11/19/2021	11/16/2021							2,124			87,530
	06/01/2022	05/05/2022								8,466	20.67	75,009
	06/01/2022	05/05/2022				3,629	7,257	13,788				150,002
	06/01/2022	05/05/2022							3,629			75,011

(1)

The amounts reported in these columns show the threshold, target and maximum award opportunities payable to our NEOs under our annual incentive plan for fiscal year 2022. A discussion of the performance goals utilized for the annual incentive plan for fiscal year 2022 is included under the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive—Fiscal Year 2022 Annual Incentive Compensation Discussion” above. The actual cash awards paid to our NEOs for fiscal year 2022 are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.” Performance between levels is generally interpolated on a straight-line basis. See “—Elements of Executive Compensation—Annual Incentive” for more information.

(2)

The amounts reported show the threshold, target and maximum award opportunities for the PSUs granted to the NEOs in fiscal year 2022. These PSUs vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. Our compensation committee certifies such level of achievement following such performance period.

(3)

The amounts reported represent the RSUs granted to the NEOs in fiscal year 2022. These RSUs vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us.

(4)

The amounts reported represent the stock options granted to the NEOs in fiscal year 2022. These stock options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us.

(5)

Reflects the grant date fair value of PSUs, RSUs and stock options computed in accordance with FASB ASC 718. In the case of PSUs, the amounts reported are based upon the assumed achievement of the applicable performance-based vesting conditions at the target level and the closing price of our Class A common stock on the date of grant.

2023 THE AZEK COMPANY Proxy Statement	49	COMPENSATION DISCUSSION AND ANALYSIS

Additional Narrative Disclosures

Employment Agreements

CPG International LLC entered into an employment agreement or offer letter with each of the NEOs in connection with the commencement of his or her employment.

Restrictive Covenants. In connection with the commencement of his or her employment, each of the NEOs agreed to confidentiality, non-disparagement, non-competition and non-solicitation of employees and customers covenants. The non-competition and non-solicitation covenants with each of the NEOs continue for two years following the termination of his employment for any reason. The NEOs also agreed to covenants assigning us rights to intellectual property.

Severance Under Employment Agreements. Each employment agreement or offer letter, as applicable, provides for certain severance and termination benefits that are described under “—Potential Payments and Benefits upon Termination or Change in Control.” Severance benefits to each of the NEOs are subject to his or her execution of a release in our favor and compliance with post-employment restrictive covenants.

IPO Incentive Awards

In connection with our IPO, we granted Mr. Singh a stock option award with a grant date fair value of $1,300,000 to enhance his alignment with our stockholders and Mr. Skelly an RSU award with a grant date fair value of $750,007 to provide retentive value. Mr. Singh’s options vest ratably over four years, subject to continued employment. Mr. Skelly’s RSU award vests on June 16, 2024, subject to continued employment.

Pre-IPO Long-Term Incentives

Profits Interests

Prior to our IPO, our former direct parent prior to our IPO, or the Partnership, granted time-vested and performance-vested Profits Interests to the NEOs.

In connection with our IPO, each outstanding Profits Interests award, including any award held by our NEOs, was exchanged for a number of shares of our Class A common stock determined based the number of Profits Interests and the hurdle amount applicable to the Profits Interests. Profits Interests that were vested at the time of our IPO were exchanged for vested shares of our Class A common stock. Profits Interests that were unvested at the time of our IPO were exchanged for restricted shares of Class A common stock granted under our 2020 Omnibus Incentive Compensation Plan, or our 2020 Plan, which remain eligible to vest generally pursuant to the same time-based and performance-based vesting conditions as the Profits Interests for which they were exchanged. The performance-based vesting conditions were satisfied in September 2020 in connection with our first secondary offering. The exchange of Profits Interests for shares of Class A common stock did not result in any accelerated vesting of the Profits Interests. However, the modification of the terms and conditions of the performance-based Profits Interest awards to implement the exchange was treated as a modification under FASB ASC 718, resulting in an incremental compensation expense, which is reported in the Summary Compensation Table for fiscal year 2020. For information regarding this modification, see Note 13 to our Consolidated Financial Statements for the year ended September 30, 2020 included in our 2020 Annual Report.

In addition, upon the closing of our IPO, each current employee and non-employee director who received shares in exchange for Profits Interests was granted options to purchase shares of our Class A common stock. This option grant was intended to restore to such holders the same leverage, or amount of equity at work, that the holder had with respect to Profits Interests prior to the exchange. The options were granted pursuant to our 2020 Plan and had a per-share exercise price equal to the IPO price. The options awarded to each such holder were vested or unvested in the same proportion as the corresponding Profits Interests award was vested and unvested immediately prior to our IPO, and the unvested options have the same time-based and performance-based vesting conditions as the original Profits Interests award.  The performance-based vesting conditions were satisfied in September 2020 in connection with our first secondary offering.

2023 THE AZEK COMPANY Proxy Statement	50	COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows all outstanding equity awards held by each of the NEOs as of September 30, 2022.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Earned Shares, Units or Other Rights That Have Not Vested ($)(9)
Jesse Singh	06/16/2020	877,292	81,204(1)	23.00	06/16/2030	—	—	—	—
	12/04/2020	18,424	36,849(2)	34.27	12/04/2030	12,646(2)	210,177	37,935(7)	630,480
	11/19/2021	—	42,373(2)	41.21	11/19/2031	16,987(2)	282,324	33,973(8)	564,631
Peter Clifford	08/02/2021	36,458	72,917(3)	36.81	08/02/2031	16,457(3)	273,515	—	—
	11/19/2021	—	15,134(2)	41.21	11/19/2031	6,067(2)	100,834	12,133(8)	201,650
Samara Toole	11/01/2021	—	—	—	—	10,713(3)	178,050	—	—
	11/19/2021	—	6,054(2)	41.21	11/19/2031	2,427(2)	40,337	4,854(8)	80,673
Jonathan Skelly	06/11/2020	—	—	—	—	64,144(6)	1,066,073	—	—
	06/16/2020	142,563	61,266(4)	23.00	06/16/2030	—	—	—	—
	12/04/2020	2,657	5,315(2)	34.27	12/04/2030	1,824(2)	30,315	5,472(7)	90,945
	11/19/2021	—	6,054(2)	41.21	11/19/2031	2,427(2)	40,337	4,854(8)	80,673
	07/01/2022	—	2,494(5)	17.39	07/01/2032	1,079(5)	17,933	2,157(8)	35,849
Morgan Walbridge	03/01/2021	—	—	—	—	1,299(3)	21,589	1,948(7)	32,376
	11/19/2021	—	—	—	—	2,124(2)	35,301	2,124(8)	35,301
	06/01/2022	—	8,466(5)	20.67	06/01/2032	3,629(5)	60,314	7,257(8)	120,611

(1)

The amount represents options to purchase shares of Class A common stock granted to Mr. Singh in connection with the IPO, which vest in four equal annual installments beginning on the grant date, subject to Mr. Singh’s continued employment through the vesting date.

(2)

The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO pursuant to our annual long-term incentive compensation programs, and these options or RSUs, as applicable, vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

(3)

The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO in connection with his or her commencement of employment and vest in three equal annual installments beginning on the first anniversary of the grate date, subject to such person’s continued employment through the applicable vesting date.

(4)

The amounts represent options to purchase shares of Class A common stock granted (i) in connection with the conversion of Profits Interests, as described under “—Additional Narrative Disclosures—Pre-IPO Long-Term Incentives”, with such options having the same time-vesting conditions as the original Profits Interests award, and (ii) in connection with the IPO, with such options vesting in four equal annual instalments beginning on the first anniversary of the grate date, subject to the NEO’s continued employment through the applicable vesting date. Such outstanding options for each of our NEOs are as follows:

Profits Interests Conversion Options:

•	For Mr. Skelly, 7,608 options will vest on January 2, 2023 and 6,810 options will vest in equal installments on August 7, 2023 and 2024; and

IPO Options

•	For Mr. Singh, 81,204 options will vest in equal installments on June 16, 2023 and 2024; and
•	For Mr. Skelly, 46,848 options will vest in equal installments on June 16, 2023 and 2024.
(5)

The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO in connection with his or her promotion during fiscal year 2022 and vest in three equal annual installments beginning on the first anniversary of the grate date, subject to such NEO’s continued employment through the applicable vesting date.

(6)

The amounts represent restricted shares of Class A common stock issued in connection with the conversion of Profits Interests at the time of the IPO and RSUs. The restricted shares have the same time-vesting conditions as the original Profits Interests award. For Mr. Skelly, 22,737 restricted shares will vest on January 2, 2023, 8,798 restricted shares will vest in equal installments on August 7, 2023 and 2024 and 32,609 RSUs will vest on June 16, 2024.

2023 THE AZEK COMPANY Proxy Statement	51	COMPENSATION DISCUSSION AND ANALYSIS

(7)

The amounts represent PSUs that will vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. The three-year performance period for these awards ends September 30, 2023. Our compensation committee certifies such level of achievement following such performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance.

(8)

The amounts represent PSUs that will vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. The three-year performance period for these awards ends September 30, 2024. Our compensation committee certifies such level of achievement following such performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance.

(9)

The market value of shares or units that have not vested and the market or payout value of earned shares, units or other rights that have not vested were calculated using a price per share of Class A common stock of $16.62, which was the closing price on September 30, 2022.

Option Exercises and Stock Vested

The following table shows information regarding shares of our Class A common stock that were issued upon exercise of option awards and vesting of shares of restricted stock during fiscal year 2022 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jesse Singh	—	—	6,322	247,127
Peter Clifford	—	—	8,228	167,193
Samara Toole	—	—	—	—
Jonathan Skelly	—	—	28,049	1,181,414
Morgan Walbridge	—	—	649	18,204

2023 THE AZEK COMPANY Proxy Statement	52	COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits upon Termination or Change-in-Control

The following table sets forth the amount of compensation payable to each of our current NEOs upon termination in connection with a change in control, involuntary termination for cause, involuntary termination not-for-cause (or with good reason), termination because of death or disability, retirement and voluntary resignation. The amounts shown assume that such termination was effective as of September 30, 2022. The actual amount to be paid can only be determined at the time of such executive's termination. Amounts below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, including for matters such as accrued salary and vacation pay, distributions of 401(k) Plan balances, etc.

	Cash Payment ($)(1)	Continuation of Medical/ Welfare Benefits ($)	Acceleration and Continuation of Equity Awards ($)(2)	Total Termination Payments/ Benefits ($)
Jesse Singh
Voluntary	—	—	—	—
Death/Disability	907,500	—	782,369	1,689,869
Termination by Company Other Than for Cause	3,465,000	45,324	807,726	4,318,051
Termination by Officer for Good Reason	3,465,000	45,324	807,726	4,318,051
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	1,687,611	1,687,611
Retirement	—	—	—	—
Peter Clifford
Voluntary	—	—	—	—
Death/Disability	—	—	120,820	120,820
Termination by Company Other Than for Cause	1,050,000	—	237,586	1,287,586
Termination by Officer for Good Reason	1,050,000	—	237,586	1,287,586
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	575,999	575,999
Retirement	—	—	—	—
Samara Toole
Voluntary	—	—	—	—
Death/Disability	—	—	93,620	93,620
Termination by Company Other Than for Cause	400,000	—	99,687	499,687
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	299,060	299,060
Retirement	—	—	—	—
Jonathan Skelly
Voluntary	—	—	—	—
Death/Disability	—	—	125,921	125,921
Termination by Company Other Than for Cause	440,000	—	134,051	574,051
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	1,362,125	1,362,125
Retirement	—	—	—	—
Morgan Walbridge
Voluntary	—	—	—	—
Death/Disability	—	—	97,339	97,339
Termination by Company Other Than for Cause	390,000	—	60,308	450,308
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	—	—	237,816	237,816
Retirement	—	—	—	—

(1)	Cash payments were calculated in accordance with the applicable NEO’s employment agreement or offer letter as follows:
•

for Mr. Singh, (i) the cash payment in the case of his death or disability is equal to a pro rata portion, based on the number of days in the fiscal year for which Mr. Singh was employed, of the actual annual incentive he is eligible to earn based on the actual performance of the Company at the time of termination, (ii) the cash payment in the case of his termination by the Company without Cause or by Mr. Singh for Good Reason is equal to the sum of (x) two (2) times his annual base salary, (y) one (1) times his target annual incentive payment for the fiscal year of termination and (z) a pro rata portion, based on the number of days in the fiscal year for which Mr. Singh was employed, of the actual annual incentive he is eligible to earn based on the actual performance of the Company at that time;

2023 THE AZEK COMPANY Proxy Statement	53	COMPENSATION DISCUSSION AND ANALYSIS

•

for Mr. Clifford, the cash payment in the case of his termination by the Company without Cause or by Mr. Clifford for Good Reason is equal to the sum of (x) one (1) times his annual base salary and (y) a pro rata portion, based on the number of days in the fiscal year for which Mr. Clifford was employed, of his target annual incentive for that fiscal year;

•	for each of Mr. Skelly, Ms. Toole and Ms. Walbridge, the cash payment in the case of his termination by the Company without Cause is equal to one (1) times his or her annual base salary.
(2)

The amounts reported in this column represent the aggregate value of the restricted stock, RSUs, PSUs and stock options where vesting is accelerated or continued in connection with a qualifying termination of employment based on the closing sales price per share of our common stock on September 30, 2022 of $16.62. The agreements setting forth the terms and conditions of the restricted stock, RSU, PSU and stock option awards granted to each of our NEOs provide for:

•	upon a change in control, any unvested, restricted shares of Class A common stock and any stock options issued in connection with the conversion of Profits Interests shall immediately vest;
•	in the case of RSUs:
o	upon death or disability, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of unvested RSUs will immediately vest,
o

with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, and subject to the NEO’s compliance with any applicable restrictive covenants, any unvested RSUs that are scheduled to vest within 12 months of the NEO’s date of termination will remain outstanding and continue to vest on the applicable vesting date as if the NEO had remained employed through such applicable vesting date;

o

with respect to Ms. Walbridge, upon her termination by the Company without Cause, and subject to her compliance with any applicable restrictive covenants, RSUs granted in connection with her promotion in fiscal year 2022 and that are scheduled to vest within 12 months of her date of termination would remain outstanding and continue to vest on the applicable vesting date as if she had remained employed through such applicable vesting date;

o

with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested RSUs immediately vest as of the date of termination;

o

with respect to Ms. Walbridge, upon her termination by the Company without Cause on or within 12 months of a change in control, as defined in the 2020 Plan, any unvested RSUs immediately vest as of the date of termination, and, upon her termination by the Company without Cause between 12 months and 24 months of a change in control, as defined in the 2020 Plan, RSUs granted in connection with her promotion in fiscal year 2022 would immediately vest as of the date of termination;

•

in the case of stock options, other than those issued in connection with the conversion of Profits Interests, (i) upon death or disability, (x) in the case of fiscal year 2020 stock option awards, any unvested stock options granted in fiscal year 2020 that are scheduled to vest within 12 months of the NEO’s date of termination will immediately vest, and, (y) in the case of any unvested stock options granted in fiscal years 2021 and 2022, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of unvested stock options will immediately vest, (ii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, and subject to the NEO’s compliance with any applicable restrictive covenants, any unvested stock options that are scheduled to vest within 12 months of the NEO’s date of termination will remain outstanding and continue to vest on the applicable vesting date as if the NEO had remained employed through such applicable vesting date; and (iii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested stock options immediately vest as of the date of termination; and

•	in the case of PSUs:
o

upon death or disability, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of such PSUs will remain outstanding and be eligible to vest on the vesting date as if the NEO had remained employed through that date

o

with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, and subject to the NEO’s compliance with any applicable restrictive covenants, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of such PSUs will remain outstanding and be eligible to vest on the vesting date as if the NEO had remained employed through that date;

o

with respect to Ms. Walbridge, upon her termination by the Company without Cause, and subject to her compliance with any applicable restrictive covenants, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of the PSUs granted in connection with her promotion in fiscal year 2022 will remain outstanding and be eligible to vest on the vesting date as if she had remained employed through that date;

o

with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested PSUs immediately vest as of the date of termination; and

o

with respect to Ms. Walbridge, upon her termination by the Company without Cause on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested PSUs granted in connection with her promotion in fiscal year 2022 immediately vest as of the date of termination.

2023 THE AZEK COMPANY Proxy Statement	54	COMPENSATION DISCUSSION AND ANALYSIS

2022 Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of Mr. Singh, our CEO, to the annual total compensation of our median employee.

The values for fiscal year 2022, our last completed fiscal year, are as follows:

•	annual total compensation for our CEO as reported below in the Summary Compensation Table of $4,388,758; and
•	annual total compensation for our median employee of $71,504.

Accordingly, the ratio of Mr. Singh’s annual total compensation to our median employee’s total compensation for 2022 was 61.4:1.

We have completed the process to identify our median employee as of the end of fiscal year 2022. The identification process involved examining the annualized base pay rate for all individuals (excluding our CEO) who were employed by us in the United States on September 30, 2022, the last day of fiscal year 2022. We included all employees, whether employed on a full-time and part-time basis, and excluded all employees located outside the United States (11 employees in Canada).  Our employee population as of September 30, 2022 included 2,082 employees. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.  From this group, we identified a cohort of 51 employees consisting of the employee with the absolute median compensation value and the 25 employees above and 25 employees below that employee and chose our median employee after considering anomalous characteristics, including, among others, overtime, bonuses and tenure.  Our median employee identified through the methodology outlined above, and their earnings for the period of October 1, 2021 to September 30, 2022, were used in the fiscal year 2022 CEO pay ratio calculation.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee and in calculating the pay ratio allow companies to adopt a variety of methodologies, exclusions and assumptions that reflect their employee populations and compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Neither the Compensation Committee nor management of the Company used the CEO pay ratio measure in making compensation decisions.

2023 THE AZEK COMPANY Proxy Statement	55	2022 PAY RATIO DISCLOSURE

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote. This is our first Say on Pay vote, and our current policy is to hold Say on Pay votes annually.

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value, all while protecting against excessive risk taking. Our Compensation Discussion & Analysis, which begins on page 36 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions.

Target net sales and Adjusted EBITDA goals for fiscal year 2022 were set at approximately 16.5% and 18.5% growth for such metrics year-over-year and were intended to meet or exceed our annual guidance for the year and to be appropriately challenging but reasonably achievable expectations for our performance at the time such targets were set.  Actual results for fiscal year 2022 reflected approximately 15% net sales growth and approximately 10% Adjusted EBITDA growth year-over-year. Therefore, consistent with our pay-for-performance philosophy, our annual incentive plan paid out at approximately 63% of target for the financial performance component, compared to approximately 200% for fiscal year 2021.  Further, a decline in our stock price during fiscal year 2022 has correspondingly decreased the value of the long-term equity compensation previously granted to our executives. For example, the ultimate value of RSUs granted to our NEOs in fiscal year 2022 is linked directly to our share price. During fiscal year 2022, the value of the RSUs granted to our NEOs decreased by approximately 60%. Further, as a result of the decline in our stock price, all of the stock options awarded to our NEOs to date have exercise prices above the share price of our Class A common stock as of September 30, 2022. Such options will only provide value to our NEOs if our share price rises above the options’ exercise prices in the future. Finally, while no PSUs have reached the end of their performance periods to date, our performance over fiscal year 2022 will impact their eventual value upon vesting, thereby continuing to align our NEOs’ compensation to the value delivered to our stockholders.

For fiscal year 2022, approximately 82% of our CEO’s target compensation and approximately 62% of our other NEOs’ target compensation, on average, was “at risk” in that the ultimate realized value is dependent on the achievement of performance goals or subject to changes in our stock price. In addition, approximately 61% of our CEO’s target compensation and approximately 42% of our other NEOs’ target compensation, on average, was granted in the form of long-term equity incentive compensation, the value of which is linked directly to our share price, further aligning management with the interests of our stockholders. Finally, approximately 51% of our CEO’s target compensation and approximately 41% of our other NEOs’ target compensation, on average, was, or in the case of PSUs, is, contingent upon our achievement of pre-established financial targets.

This vote is non-binding; however, we highly value the opinions of our stockholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

Vote Required; Recommendation of the Board of Directors

We will consider the proposal to be passed if it receives the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2022.

2023 THE AZEK COMPANY Proxy Statement	56	ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO OUR Restated CERTIFICATE OF INCORPORATION to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law

The State of Delaware, which is our state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances. In light of this update, our board of directors has determined that it is advisable and in the best interests of us and our stockholders to amend our Certificate to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. We refer to this proposed amendment as the Proposed Amendment. We believe it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors. Accordingly, the board of directors is asking our stockholders to approve and adopt the Proposed Amendment.

Background on the Proposed Amendment

In August 2022, the Delaware General Assembly amended Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of corporate directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) individuals who have agreed to be identified as officers of the corporation.

Section 102(b)(7) only permits, and the Proposed Amendment would only permit, the exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. In addition, as is currently the case with directors under our Certificate, the Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit.  Article ELEVENTH in our Certificate currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers.

The board of directors believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations. In the absence of such protection, qualified directors and officers might be deterred from serving as directors or officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. In particular, the board of directors took into account the narrow class and type of claims from which such officers would be exculpated from liability pursuant to amended DGCL Section 102(b)(7), the limited number of our officers that would be impacted, and the benefits the board of directors believes would accrue to the Company by providing exculpation in accordance with DGCL Section 102(b)(7), including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits.

Our board of directors balanced these considerations with our corporate governance guidelines and practices and determined that it is in the best interests of us and our stockholders to amend the current exculpation and liability provisions in Article ELEVENTH of our Certificate to extend exculpation protection to our officers in addition to our directors.

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Overview of the Proposed Amendment

As discussed above, Article ELEVENTH in our Certificate currently provides for the exculpation of directors.  This Proposal No. 4 requests that stockholders approve an amendment to Article ELEVENTH to extend the exculpation provision to certain of our officers as permitted by amended DGCL Section 102(b)(7). The Proposed Amendment would amend Article ELEVENTH so that it would state its entirety as follows:

“A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that such exemption from liability or limitation is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Notwithstanding any such amendment to the DGCL, the liability of an officer in any action by or in the right of the Corporation shall not be eliminated or limited by this Article ELEVENTH. No amendment, modification or repeal of this Article ELEVENTH or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article ELEVENTH shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification, repeal or adoption.”

The general description of the Proposed Amendment set forth above is qualified in its entirety by reference to the proposed certificate of amendment to our Certificate, or the Certificate of Amendment, which is attached as Annex A to this proxy statement and marked to show that changes described above. Additions to the Certificate are indicated by double underlining and deletions to the Certificate are indicated by strike-outs.

Reasons for the Proposed Amendment

The board of directors believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their certificates of incorporation. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. We expect our peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the Proposed Amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

For the reasons stated above, and upon the recommendation of the nominating and corporate governance committee, our board of directors adopted resolutions setting forth the Proposed Amendment, declared the Proposed Amendment advisable and in the best interests of the Company and our stockholders, and unanimously resolved to submit the Proposed Amendment to our stockholders for approval. The Board of Directors believes the Proposed Amendment would better position the Company to attract top officer candidates and retain our current officers and enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it would align the protections for our officers with those protections currently afforded to our directors.

The Proposed Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

Additional Information

If our stockholders approve the Proposed Amendment, it will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Proposed Amendment.  Other than the replacement of the existing Article ELEVENTH by the proposed Article ELEVENTH, the remainder of our Certificate will remain unchanged after effectiveness of the Certificate of Amendment. In addition, we intend to file a Second Restated Certificate of Incorporation to integrate the Proposed Amendment (if approved) into a single document. However, even if our stockholders approve the Proposed Amendment, our board of directors retains discretion under Delaware law not to implement it.  If our board of directors were to exercise such discretion, we will publicly disclose that fact, and the Company’s current exculpation provisions relating to directors will remain in place.

If our stockholders do not approve the Proposed Amendment, the Company’s current exculpation provisions relating to directors will remain in place, and the Certificate of Amendment will not be filed with the Delaware Secretary of State.

Vote Required; Recommendation of the Board of Directors

Approval of the Proposed Amendment requires the affirmative vote of the holders of a majority of the voting power of our Class A common stock and Class B common stock outstanding, voting together as a single class.  Abstentions and broker non-votes, if any, have the same effect as an “against” vote.  Brokers do not have authority to vote on the Proposed Amendments without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.

2023 THE AZEK COMPANY Proxy Statement	58	OFFICER LIABILITY LIMITATION AMENDMENTS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of our common stock as of December 15, 2022 by the following individuals or groups:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock or Class B common stock.

The percentage ownership information shown in the table is based upon 151,080,295 shares of Class A common stock and 100 shares of Class B common stock outstanding as of December 15, 2022.

The beneficial ownership information presented below includes, for each beneficial owner, (i) shares of Class A common stock and Class B common stock beneficially owned (including restricted shares of Class A common stock) and (ii) shares issuable upon exercise of options to purchase shares of Class A common stock, shares of Class A common stock issuable upon the settlement of DSUs and shares of Class A common stock subject to RSUs, in each case that are vested or will vest within 60 days of December 15, 2022. The beneficial ownership information presented below does not include shares issuable upon the exercise of options to purchase shares of Class A common stock, shares of Class A common stock issuable upon the settlement of DSUs or shares of Class A common stock subject to RSUs, in each case that will vest outside of such 60-day period. Shares subject to options, shares issuable upon the settlement of DSUs and shares subject to RSUs, in each case that are vested or will vest within 60 days of December 15, 2022, are deemed outstanding for purposes of calculating the percentage ownership of the person holding such options, DSUs or RSUs, but they are not deemed outstanding for purposes of calculating the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

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Except as otherwise noted below, the address for persons listed in the table is c/o The AZEK Company, 1330 W Fulton Street, Suite #350, Chicago, IL 60607.

	Shares Beneficially Owned
	Class A		Class B		Percentage
Name of Beneficial Owner	Shares	Percentage of Class	Shares	Percentage of Class	of Total Voting Power(16)
Directors(10)(11):
Gary Hendrickson(1)	643,472	*	—	*	*
Sallie B. Bailey(2)	90,845	*	—	*	*
Fumbi Chima(3)	4,794	*	—	*	*
Howard Heckes	3,877	*	—	*	*
Natasha Li	—	*	—	*	*
Vernon J. Nagel(4)	20,942	*	—	*	*
Ashfaq Qadri	—	*	—	*	*
Bennett Rosenthal	—	*	—	*	*
Brian Spaly	65,228	*	—	*	*
Named Executive Officers:
Jesse Singh(5)	2,884,995	1.9%	—	*	1.9%
Peter Clifford(6)	61,748	*	—	*	*
Samara Toole(7)	4,666	*	—	*	*
Jonathan Skelly(8)	379,561	*	—	*	*
Morgan Walbridge	924	*	—	*	*
Directors and current executive officers as a group(9)	4,796,470	3.1%	—	*	3.1%
5% or Greater Stockholders:
Ares Corporate Opportunities Fund IV, L.P.(10)(14)	19,096,090	12.6%	—	*	12.6%
Ontario Teachers’ Pension Plan Board(10)(15)	19,095,990	12.6%	100	100.0%	12.6%
The Vanguard Group(12)	9,506,744	6.3%	—	*	6.3%
Massachusetts Financial Services Co(13)	9,414,622	6.2%	—	*	6.2%

*	Represents beneficial ownership of less than 1%.
(1)

Includes 293,090 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022 and 4,296 shares of Class A common stock subject to vested DSUs. Includes 140,892 shares held by Mr. Hendrickson’s spouse, as trustee of The Hendrickson Family Trust, and for which Mr. Hendrickson’s spouse has delegated investment control and management to Mr. Hendrickson.

(2)	Includes 27,234 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022.
(3)	Includes 3,417 shares of Class A common stock subject to vested DSUs.
(4)	Includes 3,109 shares of Class A common stock subject to vested DSUs.
(5)

Includes 923,264 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022. Includes 77,207 shares held by Mr. Singh and Mr. Singh’s spouse as co-trustees of The Linda Singh Revocable Trust, 267,793 shares held by Mr. Singh as trustee of The Linda S.R. Singh Family Trust and 236,705 shares held by Mr. Singh’s spouse as trustee of The Jesse Singh 2016 Irrevocable Trust.

(6)	Includes 41,502 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022.
(7)	Includes 2,018 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022.
(8)	Includes 157,503 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022.
(9)

Includes 1,735,413 shares of Class A common stock subject to options exercisable within 60 days of December 15, 2022, 10,822 shares of Class A common stock subject to vested DSUs and 835 shares of Class A common stock subject to RSUs that will vest within 60 days of December 15, 2022.

(10)

As discussed in “Related Person Transactions—Stockholders Agreement,” the Sponsors have entered into the Stockholders Agreement with us, pursuant to which the Sponsors agree to vote their shares of Class A common stock in favor of the election of the nominees of the Sponsors to our board of directors.

(11)	As an employee of one of the Sponsors, each of Ms. Li and Messrs. Qadri and Rosenthal is prohibited from personally owning shares of our common stock.
(12)

Represents shares of Class A common stock beneficially owned as of September 30, 2022, based on a Form 13F filed with the SEC on November 14, 2022, by The Vanguard Group. The Vanguard Group lists its address as PO Box 2600, V26, Valley Forge, PA 19482-2600 and indicates that it has investment discretion with respect to all of its shares, shared voting power with respect to 37,846 shares of Class A common stock, and no voting power with respect to 9,468,898 shares of Class A common stock.

(13)

Represents shares of Class A common stock beneficially owned as of September 30, 2022, based on a Form 13F filed with the SEC on November 9, 2022, by Massachusetts Financial Services Co. In such filing, Massachusetts Financial Services Co lists its address as 111 Huntington Avenue, Boston, MA 02199 and indicates that it has investment discretion with respect to all of its shares, sole voting power with respect to 8,740,403 shares of Class A common stock, shared voting power with respect to 442,723 shares of Class A common stock, and no voting power with respect to 231,496 shares of Class A common stock.

(14)

Reflects shares owned by Ares Corporate Opportunities Fund IV, L.P., or ACOF IV. Ares Partners Holdco LLC, or Ares Partners, is the sole member of each of Ares Voting LLC and Ares Management GP LLC, which are respectively the holders of the Class B and Class C common stock of Ares Management Corporation, or Ares Management, which common stock allows them, collectively, to generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. Ares Management is the sole member of Ares Holdco LLC, which is the general partner of Ares Management Holdings L.P., which is the sole member of Ares Management LLC, which is the sole member of ACOF Operating Manager IV, LLC, which is the manager of ACOF IV. We refer to all of the foregoing entities collectively as the Ares Entities. Accordingly, each of the Ares Entities may be deemed to share beneficial ownership of the shares held by ACOF IV, but each disclaims any such beneficial ownership of our shares of stock not held of record by them. Ares Partners is managed by a board

2023 THE AZEK COMPANY Proxy Statement	60	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners. Each of the members of the board of managers of Ares Partners expressly disclaims beneficial ownership of our shares of stock owned by ACOF IV. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(15)

Ashfaq Qadri may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the board of directors of OTPP, and each expressly disclaims beneficial ownership of such shares. As the owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(16)

Represents percentage of total voting power reflecting (i) all shares of Class A common stock held by such holder and (ii) shares of Class A common stock issuable upon conversion of all shares of Class B common stock held by such holder.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of September 30, 2022:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(2)	Weighted- average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,763,815	$24.84	7,280,563
Equity compensation plans not approved by stockholders	—	—	—
Total	5,763,815	$24.84	7,280,563

(1)

Equity compensation plans approved by stockholders reflects our 2020 Plan and our 2021 ESPP. For more information regarding the 2020 Plan, see Note 13 to our Consolidated Financial Statements included in our 2021 Annual Report. For more information regarding the 2021 ESPP, see our current report on Form 8-K, filed on March 8, 2022 and the copy of the 2021 ESPP plan document attached thereto.

(2)	Includes 4,967,847 shares issuable upon the exercise of outstanding options and 795,968 shares issuable upon the vesting and settlement of outstanding RSUs and PSUs as of September 30, 2022.
(3)	Does not include outstanding RSUs which do not have an exercise price.

Delinquent Section 16(a) Reports

Under Section 16 of the Exchange Act, our directors, executive officers and any persons holding more than 10% of our common stock are required to report initial ownership of our common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings other than one late Form 4 report filed by Amanda Cimaglia and one late Form 4 filed by Fumbi Chima, in each case as a result of an administrative oversight at the Company, and one late Form 4 filed by Howard Heckes as a result of a problem associated with his SEC filing codes.

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RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Stockholders Agreement

In connection with our IPO, we entered into the Stockholders Agreement with the Sponsors. Pursuant to the Stockholders Agreement, the Sponsors are entitled to designate individuals to be included in the slate of nominees for election to our board of directors as follows:

•

for so long as the Sponsors collectively own 50% or more of the outstanding shares of our common stock, the greater of up to six directors and the number of directors comprising a majority of our board; and

•

except as provided below, for so long as the Sponsors collectively own less than 50% of the outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors.

Each of the Sponsors is entitled to nominate one-half of the nominees to be nominated unless (i) if the number of directors to be nominated is odd, in which case the Sponsors will jointly nominate one such director and each Sponsor will nominate one half of the remaining nominees, and (ii) if either Sponsor owns more than 5%, but less than or equal to 10%, of the outstanding shares of our common stock, in which case, one director will be nominated by such Sponsor, and the remaining nominees will be nominated by the other Sponsor.

Notwithstanding the foregoing, if either Sponsor at any time ceases to own more than 5% of the outstanding shares of our common stock, that Sponsor will not have the right to designate any directors, the shares of our common stock owned by that Sponsor will be excluded in calculating the thresholds above, and the rights set forth above will only be available to the Sponsor that holds the applicable percentage of shares of our common stock. The Stockholders Agreement also provides for the nomination to our board of directors, subject to his or her election by our stockholders at the annual meeting, of our Chief Executive Officer. Each Sponsor has agreed, for so long as such Sponsor holds more than 5% of the outstanding shares of our common stock, to vote all of the shares of Class A common stock held by it in favor of the foregoing nominees.

The Stockholders Agreement also grants each of the Sponsors certain information rights.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Sponsors and certain members of our management. Subject to certain conditions, the Registration Rights Agreement provides the Sponsors with up to four “demand” registrations each and unlimited “demand” registrations at any time we are eligible to register shares on Form S-3. The Registration Rights Agreement also provides the Sponsors and certain members of our management with customary “piggyback” registration rights. The Registration Rights Agreement contains provisions for the coordination by the Sponsors of their sales of shares of our common stock and contains certain limitations on the ability of the members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our common stock. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Limitations of Liability; Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors and officers, and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

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•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our certificate of incorporation and bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. See “Corporate Governance—Director and Officer Indemnification Agreements”

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Purchases of Products in the Ordinary Course of Business

Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

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ADDITIONAL INFORMATION

2022 Annual Report, SEC Filings and Regulation FD

Our financial statements for our fiscal year ended September 30, 2022 are included in our 2022 Form 10-K, which we filed with the SEC on November 29, 2022. This proxy statement and our 2022 Annual Report are posted on our website at www.azekco.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our 2022 Annual Report without charge by sending a written request to The AZEK Company Inc., Attention: Corporate Secretary, 1330 W Fulton Street #350, Chicago, Illinois 60607. Also, we use our Investor Relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and shall not be deemed filed under the Securities Act or the Exchange Act.

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements. All statements other than statements of historical facts contained in this proxy statement, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” or the negative of these terms and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our company. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2022 Annual Report and in our other SEC filings. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this proxy statement with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

2023 THE AZEK COMPANY Proxy Statement	64	ADDITIONAL INFORMATION

OTHER MATTERS

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

2023 THE AZEK COMPANY Proxy Statement	65	OTHER MATTERS

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

THE AZEK COMPANY INC.

The AZEK Company Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST:  That the Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

A.  Article ELEVENTH is hereby amended to read in its entirety as follows:

ELEVENTH.  A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that such exemption from liability or limitation is not permitted under the DGCL as currently in effect or as the same may hereafter be amended~~. after the effectiveness of this Certificate of Incorporation~~. If the DGCL is hereafter amended ~~after the effectiveness of this Certificate of Incorporation~~ to authorize the further elimination or limitation of the liability of directors or officers, then the liability of directors or officers ~~a director~~ of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Notwithstanding any such amendment to the DGCL, the liability of an officer in any action by or in the right of the Corporation shall not be eliminated or limited by this Article ELEVENTH. No amendment, modification or repeal of this Article ELEVENTH or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article ELEVENTH shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification, repeal or adoption.

SECOND:  That the foregoing amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

The AZEK Company Inc.

By:
	Name:	Morgan Walbridge
	Title:	Chief Legal Officer, Corporate Secretary and Senior Vice President
Dated:

2023 THE AZEK COMPANY Proxy Statement	A-1	ANNEX A

SCAN TO VIEW MATERIALS & VOTE THE AZEK COMPANY INC.1330 W FULTON STREET, #350 CHICAGO, IL 60607 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information.  vote by 11:59 p.m. Eastern Time on February 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AZEK2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 27, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D94513-P81749 For All Withhold All For All Except THE AZEK COMPANY INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Gary Hendrickson  02) Howard Heckes 03) Bennett Rosenthal 04) Jesse Singh For  Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2023. 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. 4. To approve an amendment to our restated certificate of incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D94514-P81749 THE AZEK COMPANY INC. Annual Meeting of Shareholders February 28, 2023 10:00 AM, EST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jesse Singh, Peter Clifford and Morgan Walbridge, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE AZEK COMPANY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EST on February 28, 2023, virtually at www.virtualshareholdermeeting.com/AZEK2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE THE AZEK COMPANY INC. 1330 W FULTON STREET, #350 CHICAGO, IL 60607 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 27, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AZEK2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 27, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D94515-P81749 THE AZEK COMPANY INC. For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2023. 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. 4. To approve an amendment to our restated certificate of incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D94516-P81749 THE AZEK COMPANY INC. Annual Meeting of Shareholders February 28, 2023 10:00 AM, EST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jesse Singh, Peter Clifford and Morgan Walbridge, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE AZEK COMPANY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EST on February 28, 2023, virtually at www.virtualshareholdermeeting.com/AZEK2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side